Exhibit 10.10

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE THE COMPANY BELIEVES IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

MASTER SERVICES AGREEMENT

FOR

CONTACT CENTER SERVICES

Document	Title

Exhibit 1	Defined Terms

Schedule A	Statements of Work

Attachment A-1	Service Provider Locations and Hours of Operations

Attachment A-2	Service Provider Personnel and Key positions

Attachment A-3	Headcount Requirements and Volume Forecasting

Schedule B	Service Level Methodology

Attachment B-1	Service Level Matrix

Schedule C	Fees and Fee Methodology

Attachment C-1	Fees for Services Delivered

Schedule D	Intentionally Left Blank

Schedule E	Disaster Recovery and Business Continuity Plans

Schedule F	Audits

Schedule G	Insurance

Schedule H	General IT Requirements

Attachment G-1	Security

Attachment G-2	Data Safeguards

Schedule I	Standard Contractual Clauses (EU Model Clauses)

Schedule J	Customer Policies and Procedures

- 1 - Master Services Agreement

THIS MASTER SERVICES AGREEMENT (this “Agreement”), dated and effective from June 1st 2017 (the “Effective Date”), is by and between (a) Airbnb Ireland UC, an Irish company, having its registered office at 25/28 North Wall Quay, Dublin 1, Ireland (“Customer” or “Airbnb”) and (b) Teledirect Telecommerce (Philippines) Inc., 23F Robinsons Cyberscape Beta, Topaz and Ruby Roads, Ortigas Center, Pasig City, Philippines 1605 (“Service Provider”).

WHEREAS, Customer and Service Provider have engaged in negotiations, discussions and due diligence that have culminated in the formation of the contractual relationship described in this Agreement;

WHEREAS, Service Provider desires to provide to Customer, and Customer desires to obtain from Service Provider, the services, solutions, and expertise required under this Agreement, including certain contact center services and solutions for Customer’s Guests, Hosts, and Users who have a relationship with Customer or its Affiliates, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and of other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and Service Provider (collectively, the “Parties” and each, a “Party”) hereby agree as follows:

1.	DEFINITIONS, INTERPRETATION, AND CONSTRUCTION

1.1

Defined Terms. Except as otherwise expressly provided in this Agreement, all capitalized terms used in this Agreement will have the meanings set forth in Exhibit 1 (Defined Terms). If this Agreement does not define a particular term, it will have its generally understood meaning based on the context in which it is used.

1.2	Interpretation.

(a)

The terms defined in this Agreement include the plural as well as the singular and the derivatives of such terms. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision. The words “include” and “including” will not be construed as terms of limitation. The words “will” and “shall” are synonymous and interchangeable.

(b)

Headings, titles, tables of content and the table of Schedules and Exhibits included in or attached to this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(c)	References to any Law refer to such Law in changed or supplemented form, or to a newly adopted Law replacing a previous Law.

(d)	Unless expressly stated otherwise, all references to (i) time refer to the local time in Dublin, Ireland, and (ii) business hours or days refer to Customer’s business hours or days, as applicable.

(e)

If there is a conflict between this Agreement, the Schedules, Exhibits, Attachments and any other document incorporated by reference into this Agreement, then such conflict will be resolved by giving precedence to such different parts of this Agreement in the following order of precedence: (i) the Sections of this Agreement; (ii) the Schedules and Exhibits; and (iii) any other attachments or documents incorporated by reference.

1.3

Schedules and Exhibits. This Agreement includes each Schedule, Exhibit, and Attachment referenced herein, all of which are incorporated into this Agreement by this reference. References to a Schedule includes all subsidiary schedules and attachments (e.g., a reference to Schedule A includes A-1, A-2, and A-3).

2.	TERM

2.1

Initial Term. The initial term of this Agreement (“Initial Term”) will commence on the Effective Date and continue until 11:59 pm on June 1st, 2020 (the “Initial Term Expiration Date”), or such earlier date upon which this Agreement may be terminated.

2.2

Extension. If Customer desires to extend the term of this Agreement, Customer will provide written notice to Service Provider of its desire to do so at least [***] prior to the expiration of the applicable Term. In the event the Parties are unable to reach agreement and execute such extension at least [***] prior to the expiration of the Term, Customer may, at its sole option, extend the Term for up to one (1) twelve (12) month period on the terms and conditions then set forth in this Agreement and the then current pricing, or until a new agreement is reached. The Initial Term and any extensions will be collectively referenced as the “Term.”

2.3 The Parties agree that with effect from the Effective Date, the Former Agreement shall be terminated with only the exception of clauses 17.6 and 17.7 (pertaining to the settlement of invoices). Nothing in this Agreement shall affect any rights, obligations or liabilities of either party arising or accrued under or in respect of the Former Agreement prior to the Effective Date.

3.	SERVICES

3.1	Scope of Services. Service Provider will provide to Customer the following pursuant to the terms of this Agreement:

(a)

commencing as of the Commencement Date and continuing throughout the Term and up to the End Date: (i) the services, function, responsibilities, and solutions described in this Agreement, including the services set forth in Schedule A (Statements of Work); and (ii) except to the extent expressly excluded under Schedule A, any incidental services, functions, responsibilities, or solutions not specifically described in this Agreement, but which are inherent to the Services or customarily required for the proper performance and delivery of the Services identified in this Section 3.1;

(b)	commencing upon written notice by Customer to Service Provider in accordance with Article 20 (Termination Assistance), the Termination Assistance Services.

The “Services” refer to (a) through (c) above, as they may evolve during the Term of this Agreement or be supplemented, enhanced, modified or replaced pursuant to this Agreement.

3.2

Non-Exclusive Services. The Services will be provided by Service Provider to Customer on a non-exclusive basis. There are no minimum commitments with respect to the volume, scope or value of the Services or Fees. Customer reserves the right, at any time, in its sole discretion, to in-source or to contract with third parties to perform Services or to perform

Services for itself, except to the extent expressly provided in this Agreement. Should Customer elect to procure services similar to those provided under this Agreement, then Service Provider will offer to provide such services in accordance with the terms of this Agreement, to the extent applicable, and otherwise with pricing to be mutually agreed by the Parties taking into account the nature of the services, the aggregate existing and future volume of business between Customer, Service Provider, and their Affiliates. Customer may, at its sole discretion, select another service provider to perform these services.

3.3	Service Adjustments and Fluctuations.

(a)

Service Provider will increase or decrease the scope or volume of the Services provided hereunder according to demands for the Services and forecasts provided by Customer provided that Customer will provide Service Provider with notice in accordance with Schedule A-3. Service Provider acknowledges and agrees that the volume of the calls or other contacts relating to the Services may change based on the time of the day, day of the week, holidays, seasonality, and other factors and will plan staffing accordingly. Service Provider will ensure that it has and maintains adequate capacity of personnel to accommodate such changes without adversely impacting the Services, Service Levels, Customer’s reputation.

(b)

If actual call volumes exceed the Customer provided or approved forecast by more than [***] during any month, Service Provider may request a meeting to discuss the reasons for such variance with Customer and the Parties will thereafter meet to discuss the potential causes and circumstances relating thereto.

3.4

Service Recipient. Service Provider will provide the Services to Customer, Customer Affiliates designated by Customer (each a “Service Recipient”), and to their Guests, Hosts and Users whose business relationship with Customer involves the use of the Services. Customer reserves the right to add Service Recipients at its sole discretion. Customer will not be obligated to obtain the Services from Service Provider with respect to any Customer Affiliates, Guests, Hosts, or Users. With respect to Service Provider’s obligations and license grants contained in this Agreement, the term “Customer” will include Customer and the Service Recipients.

3.5

Service Priorities and Delays. Customer will have the right to set priorities with respect to the Services. If and to the extent that Customer changes priorities which have previously been agreed with Service Provider or Customer requires that a Service be prioritized in a manner inconsistent with Service Provider’s relevant obligations pursuant to this Agreement (including pursuant to the Service Levels), then: (i) any performance impact will be addressed in accordance with Section 3.13 (Excused Performance) of this Agreement and the Change Control Procedures, as applicable; and (ii) Service Provider will advise Customer in writing in advance of any adverse consequences that are reasonably likely to result from such reprioritization.

3.6	Acquisitions, Divestitures and Consolidations.

(a)

New Entities. With respect to a Customer (or any Service Recipient) acquisition or creation of other assets, businesses units, or entities (collectively, “Acquired Businesses”), Service Provider will, as requested by Customer through a Mandatory Change, provide support services as necessary to operate the Acquired Business’ services, processes and systems as they exist on the date of acquisition and integrate and transform the Acquired Business’ services, processes and systems with Customer. Such support services will include assessments, planning, migration and any required planning and design services. Service Provider will also provide all or a portion of the Services, as specified by Customer, to the Acquired Businesses in accordance with this Agreement. Services provided to Acquired Businesses will be considered part of the Services and will be charged in accordance with Schedule C (Fees and Fee Methodology), with any one-time transition activities performed by Service Provider as a Mandatory Change.

(b)

Divestitures. If Customer (or any Service Recipient) divests itself of an asset, business unit or entity (collectively, “Divested Entities”), Service Provider will continue to provide, at Customer’s request through a Mandatory Change, the Services to the Divested Entity for up to [***] from the effective date of such divestiture or removal, as the case may be, under the then-current terms, conditions and pricing of this Agreement. In addition, with respect to any such divestitures, Service Provider will provide support services to Customer, the Divested Entity and the acquiring entity as necessary to transfer the Divested Entities’ Services, processes and systems to a third party or enable such entity to provide the foregoing for itself. Services provided to Divested Entities under this Agreement will be considered part of the Services and will be charged in accordance with Schedule C (Fees and Fee Methodology), with any one-time transition activities performed by Service Provider as a Mandatory Change.

3.7

Extraordinary Events; Renegotiations; Cost Reduction Programs. Customer has the right, with [***] written notice, to adjust the scope or volume (upward or downward) of Services to be provided in response to an event, or series of events taken together, that have or will have a significant and sustained impact on demand for the Services contemplated under this Agreement. Examples may include a significant change in Customer’s business or the consolidation of contact center service providers. As requested by Customer in connection with such events, the Parties will negotiate and implement mutually agreed equitable changes to this Agreement, including the Fees or Service Levels, as applicable. As reasonably requested by Customer, Service Provider will provide recommendations and alternatives to reduce Customer’s Fees and retained costs and resources relating to the Services.

3.8	Service Locations.

(a)

The Services will be provided by Service Provider during the designated hours of operations and Service Provider Locations identified in Schedule A, which may include Service Provider Personnel work-at-home locations as and if approved by Customer.

(b)

Upon Customer’s request, if Customer determines that a change in Service Provider Locations is necessary to protect Customer’s business interests, Service Provider will change any location as mutually agreed between the Parties in good faith from which it provides Services to Customer or reallocate the volume or nature of work processed between such locations. In such event, Service Provider will develop, subject to Customer’s reasonable approval, a written relocation proposal that sets forth a description of how it proposes to perform such migration, including the applicable project plan identifying resource requirements and milestone dates. Customer and Service Provider will negotiate in good faith on any equitable adjustments to the Fees or an allocation of the costs of such location change or reallocation of Services.

(c)

Service Provider will not initiate a change to any location from which it provides the Services from the locations specified above, or reallocate the volume or nature of work processed between such locations specified above, without Customer’s prior agreement pursuant to the Change Control Procedures. In connection with any such change:

(i)

Service Provider will provide Customer with a written relocation proposal that sets forth a description of (A) such Services, as well as when, where and how it proposes to perform such migration, (B) the proposed new location, the reasons for the proposed relocation, how the relocation will be beneficial to Customer in terms of price, performance and other relevant measures, and (C) any other information reasonably requested by Customer;

(ii)	Service Provider will provide Customer a detailed migration plan that is subject to reasonable approval by Customer;

(iii)

Service Provider will be financially responsible for all additional costs, taxes or expenses related to or resulting from any Service Provider-initiated relocation to a new or different Service Provider location, including any costs or expenses incurred or experienced by Customer or any Service Recipient as a result of such relocation; and

(iv)

If Service Provider’s request for such change or reallocation gives rise to any net economic benefit to Service Provider, then Service Provider will equitably share such net economic benefit with Customer as and if reasonably negotiated and agreed through the Change Control Procedures or an amendment to this Agreement.

3.9	Required Resources.

(a)

Except as otherwise expressly provided in this Agreement, Service Provider will be responsible for providing the facilities, personnel, Equipment, Software, technical knowledge, expertise and other resources necessary to provide the Services at its own cost and without reimbursement other than through the Fees.

(b)

Service Provider will ensure that all Services, Equipment, networks, Software, enhancements, upgrades, modifications, and other resources (collectively, the “Resources”) utilized by Service Provider or approved or provided by Service Provider for utilization by Customer (or its Service Recipients, Guests, Hosts, or Users) in connection with the Services, will be (i) successfully integrated and interfaced, and (ii) compatible with the services, systems, items and other resources that are being provided to, recommended to, or approved for use by, Customer or by third party providers (collectively, the “Third Party Resources”).

(c)

Service Provider will be responsible for the upgrading and refreshing of technology, assets, hardware, Software, Equipment and resources designated as its responsibility under this Agreement and as otherwise necessary to meet its obligations under this Agreement, including the Service Levels.

(d)

If applicable, Customer will provide Service Provider with the Resources as specified in the relevant Schedule (Customer Provided Resources) solely for the purpose of performing the Services in accordance with this Agreement. Service Provider will use commercially reasonable efforts to maintain such Resources in good working order. Upon cessation of the Services (or Termination Assistance Services, as applicable), Service Provider will cease use of such Resources and return such Resources to Customer (or its designee). CUSTOMER PROVIDED RESOURCES ARE PROVIDED BY CUSTOMER TO SERVICE PROVIDER ON AN AS-IS, WHERE-IS BASIS. CUSTOMER EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AS TO ITS OR THEIR CONDITION OR SUITABILITY FOR USE BY SERVICE PROVIDER. Nothing in this Agreement provides Service Provider a leasehold interest with respect to any Customer Provided Resources.

3.10	New Services.

(a)

If Customer requests that Service Provider perform any New Services reasonably related to the Services or other services generally provided by Service Provider, Service Provider will promptly prepare a New Services proposal for Customer’s consideration. Unless otherwise agreed by the Parties, Service Provider will prepare such New Services proposal at no additional charge to Customer and will deliver such proposal to Customer within [***] (or such otherwise agreed period) of its receipt of Customer’s request. Such proposal will quote to Customer a reasonable charge for such New Services that will take into account resources and expenses of the Service Provider for then-existing Services that would no longer be required if the New Service were performed by the Service Provider.

(b)

Customer may accept or reject any New Services proposal in its sole discretion. Unless the Parties otherwise agree, if Customer accepts Service Provider’s proposal, Service Provider will perform the New Services and be paid in accordance with the proposal submitted by Service Provider and the provisions of this Agreement. Upon Customer’s acceptance of a Service Provider proposal for New Services, the scope of the Services under this Agreement is hereby modified to include such New Services.

(c)

Customer may elect to solicit and receive bids from third parties to perform any New Services. If Customer elects to use third parties to perform New Services, such New Services will not be deemed “Services” under the provisions of this Agreement. Service Provider will cooperate with such third parties as provided in this Agreement.

3.11

Service Provider Cooperation. Service Provider will cooperate with Customer and with any third party appointed by Customer to the extent that such cooperation may be necessary to permit Customer or such third parties to complete any work related to or impacted by the Services provided to Customer by Service Provider under this Agreement. Service Provider will also collaborate with Customer or with any third party appointed by Customer to the extent that such cooperation may be reasonably necessary to permit Customer or such third parties to in-source or transfer to a third party any aspect of the Services then provided by Service Provider under this Agreement.

3.12

Customer Policies and Procedures. The Services will be performed and supplied by Service Provider in compliance with Customer’s policies and procedures as provided to Service Provider by Customer, including the Customer’s code of ethics (“Code of Ethics”) and the other policies and procedures set forth or listed those set forth in Schedule J (“Customer Policies and Procedures”). Service Provider shall undertake best efforts to ensure that Service Provider Personnel complies with the Social Media Guidelines (“SMG”) as outlined in Schedule J to this Agreement. Violation of the SMGs shall be considered a breach. Customer retains the right and authority to eliminate, modify or replace any Customer Policies and Procedures as a Mandatory Change.

3.13

Excused Performance. Service Provider’s failure to perform its responsibilities under this Agreement (including its obligation to meet the Service Levels) will be excused if and to the extent such Service Provider non-performance is caused by the failure of Customer, Customer Affiliate or Customer’s third party service provider (excluding Service Provider) to perform Customer’s expressly specified obligations under this Agreement, provided that Service Provider:

(a)	timely notifies Customer in writing of such failure to perform, identifying Customer obligation and the relevant Service Provider obligation or Service Level that is at risk; and

(b)	provides Customer with a reasonable opportunity and timetable to correct such failure to perform and thereby avoid such Service Provider nonperformance; and

(c)	identifies and pursues commercially reasonable means to avoid or mitigate the impact of such failure to perform; and

(d)	conducts a root cause analysis with respect to such failure to perform.

The existence of each and all of the foregoing items set forth above will be referenced as “Excused Performance.” Service Provider acknowledges and agrees that Excused Performance and Force Majeure Events are the only circumstances in which its failure to perform its responsibilities under this Agreement will be excused. Service Provider will not assert any other act or omission as excusing any Service Provider failure.

3.14

General IT Requirements/ Security Requirements. The Services will be performed and supplied by Service provider in compliance with the requirements and obligations set out in Schedule H (General IT Requirements) and Attachments H-1 (Security Requirements) and H-2 (Data Safeguards).

4.	TRANSITION

4.1

General. Service Provider will plan, prepare for and conduct the transition to and transformation of the Services in accordance with Schedules A (Statement of Work). The commencement of the Services will occur on the date specified therein.

4.2	Completion.

(a)

Customer reserves the right to monitor, test and otherwise observe and participate in the Transition and the Service Provider will ensure the Deliverables meet the Acceptance Criteria. Service Provider will promptly notify Customer if any Customer monitoring, testing or participation has caused (or Service Provider expects it to cause) a problem or delay and work with Customer to prevent or circumvent the problem or delay.

(b)

No function or process of Customer’s then current business operations or environment will be discontinued until Service Provider demonstrates to Customer’s reasonable satisfaction that the affected processes and operations have been successfully migrated to Service Provider’s target environment and are functioning properly in that environment.

(c)

Customer may, in its sole discretion, delay, postpone, or otherwise revise any transition, transformation, go-live or cut-over event as a Mandatory Change. To the extent the foregoing arises from a good faith concern about Service Provider’s performance or capabilities, the foregoing Mandatory Change will not be chargeable.

(d)

If any Transition Milestone is not completed on or before the given date for such Transition Milestone (the “Transition Milestone Date”) due to the failure or delay of Service Provider, then Service Provider will pay to Customer the applicable credit (each a “Transition Milestone Credit”) set out in an addendum).

4.3	Delay

(a)	The Service Provider shall actively monitor and project manage the Transition, including:

(i)

anticipating and identifying any potential or actual failure to meet a Transition Milestone or any other obligation under this Agreement that has a timetable for performance, including those delays that may arise due to Acceptance Criteria not being met by the relevant Transition Milestone Date (a “Delay”); and

(ii)	taking commercially reasonable, as agreed between the Parties, steps to avoid such Delays.

(b)	The Service Provider must:

(i)	immediately notify Customer of any potential or actual Delay;

(ii)

inform the Customer whether the Service Provider will be able to temporarily work around the problem in order to prevent or rectify the Delay; or whether any other person can provide the Services, including the Deliverables, in order to prevent, limit or rectify the Delay; and

(iii)	following a request to do so, prepare and submit to Customer a report identifying the nature of the potential or actual Delay.

For the avoidance of doubt, nothing in this clause 4 shall oblige the Customer to monitor, supervise or otherwise manage, before or after any notifications under this clause 4, the Service Provider’s obligations under this Agreement.

(c)	the Service Provider must perform any obligation necessary for the management and co-ordination of Delays and must:

(i)	prepare and submit regular update reports (as required by Customer) in relation to the Delay;

(ii)

take reasonable steps required by Customer, as agreed between the Parties, to prevent, limit or rectify the Delay (including increasing the number of Service Provider Personnel that are working on the Services, at no additional cost to Customer); and

(iii)	if required by Customer, develop and implement an Action Plan.

(d)	An Action Plan must specify (in reasonable detail satisfactory to Customer):

(i)

the process for identifying, and where applicable must identify, the cause of the failure, deficiency in the quality if the Services, problem or concern the Action Plan is intended to remedy or prevent;

(ii)	the actions that will be implemented by the Service Provider to prevent the same or a substantially similar failure, problem or concern from occurring in the future;

(iii)	a timeline for the implementation of the Action Plan; and

(iv)	any other content that may reasonably be requested from time to time by Customer which should include, where applicable, taking such steps to ensure that the Acceptance Criteria are met.

(e)	Within [***] after receiving the draft Action Plan, Customer may:

(i)	give the Service Provider notice that the draft Action Plan is approved; or

(ii)	comment on the draft Action Plan, in which case the Service Provider must:

(i)	at the reasonable request of Customer, meet to discuss the comments; and

(ii)	within [***] after the meeting, or receipt of comments where no meeting is required by Customer, prepare a revised Action Plan addressing the comments and submit it to Customer for approval.

This clause 4.3(e) applies to any resubmitted draft Action Plan until the Action Plan is approved by Customer.

(f)

To the extent that a Delay is caused by the Service Provider, Service Provider acknowledges and agrees that Customer may and without prejudice to its other rights and remedies at its sole discretion do one or more of the following:

(i)

Withhold any payments applicable to the Transition Milestone that has or will not be met by the relevant Transition Milestone Date or other missed obligation, until the Transition Milestone or obligation is met; and

(ii)	Specify a revised date for the Transition Milestone, or other obligation to be met that is reasonably achievable in all the circumstances.

(g)

No payment or concession to the Service Provider by Customer or other act or omission of Customer shall in any way affect the right of Customer to recover any damages unless such waiver has been expressly made in writing by Customer and refers specifically to waiver of Customers’ rights to claim the damages.

5.	SAFETY AND SECURITY PROCEDURES

Service Provider will maintain and enforce at the Service Provider Locations and work-at-home locations (as and if authorized by Customer), (a) safety and security procedures which will include reasonable and appropriate technical, organizational and security measures against the destruction, loss, unauthorized access or alteration of all Customer Data and Confidential Information, and (b) any other procedures agreed upon by the Parties, which shall be no less rigorous than the requirements set out in Schedule H. Service Provider will comply with the safety and security procedures that are applicable to Customer locations. Service Provider will be responsible for any and all security breaches (i) at any Service Provider Locations and work-at-home locations, or (ii) caused by Service Provider, Subcontractors, or their personnel or representatives. Customer will be responsible for any and all security breaches caused by Customer, Customer Affiliates or their personnel or representatives.

6.	COMPLIANCE WITH LAWS

6.1

General. Service Provider will be responsible for complying with (i) Laws applicable to Service Provider and its business, (ii) Laws applicable to the performance and delivery of the Services, including all Laws applicable to call recording and monitoring, (iii) Laws prohibiting or applicable to bribery, corruption or similar conduct, including the U.K. Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977 (“Anti-Corruption Applicable Laws”) and (iv) privacy and security Laws applicable to Service Provider regarding Service Provider’s handling of Customer Data, including Payment Card Industry (“PCI”) related standards and requirements (collectively, “Service Provider Laws”). Each Party will provide commercially reasonable support reasonably requested by the other Party that is required for other Party to meet the above requirements of this Section 6.1. Service Provider will obtain, at its costs, all governmental licenses and permits regulating Service Provider as a services provider, as well as those related to the provision of the Services, as required from time to time, to maintain compliance with Service Provider Laws.

6.2	Changes in Law and Regulations.

(a)

Notice of Changes in Service Provider Laws and Customer Laws. Service Provider will monitor and promptly identify and notify Customer of all changes in Service Provider Laws that have an impact on the Services or this Agreement.

(b)	Effect of Changes in Laws.

(i)

Customer Laws. Service Provider and Customer will work together to identify the effect of changes in Laws on the provision or receipt of the Services. With respect to changes in Customer Laws, the Parties will discuss modifications to the Services, if any, necessary to comply with such changes. Service Provider will promptly thereafter propose any adjustment to the applicable Fees associated with such modifications, provided that any such adjustment will be based solely on Service Provider’s incremental costs associated with implementing such modifications. Upon Customer’s consent, Service Provider will implement such modifications to the Services in a timely manner.

(ii)

Service Provider Laws. With respect to changes in Service Provider Laws, Service Provider will implement in a timely manner, at its own cost and expense, any changes in the Services required to comply with such changes. If such changes have a material effect on the provision or receipt of the Services, Service Provider will obtain Customer’s consent before implementing such changes, which consent shall not be unreasonably withheld.

(iii)

Reduction in Services. Service Provider will perform the Services regardless of changes in Laws provided that Service Provider will not be required to violate any applicable Laws. If such changes prevent Service Provider from performing its obligations under this Agreement, Service Provider will develop and, upon Customer’s approval, implement a suitable workaround until such time as Service Provider can perform its obligations under this Agreement without such workaround. If any change in Laws or workaround results (or will result) in an increase in the Fees that is equal to or greater than the percentage set out in Section 19.4 or adversely affect on Service Provider’s performance of the Services, then, at Customer’s sole discretion (A) Customer can terminate the affected portion of the Services (and any other Services adversely affected by the termination of such Service) pursuant to Section 19.4 or (B) the Parties can negotiate and implement an equitable adjustment to the applicable Fees.

7.	HUMAN RESOURCES

7.1	Employees of Service Provider and its Subcontractors.

(a)

It is the express intent of the Parties that all employees of Service Provider and any other Service Provider Personnel will be at all times exclusively employees of the Service Provider (or a Subcontractor authorized under this Agreement). Service Provider will at all times ensure that no employment, labor or agency relationship is established between any such individuals and Customer. Nothing in this Agreement will in any way be construed to provide that such individuals are agents, employees or representatives of Customer, and personnel designated by Service Provider will be treated, at all times, as under the authority, direction, supervision and control of Service Provider.

(b)

Service Provider will cause Service Provider Personnel to comply at all times with Customer Policies and Procedures and the provisions of this Agreement. In particular, the Service Provider will ensure that appropriate provisions are inserted in all agreements between the Service Provider and the Service Provider Personnel to ensure compliance with all Customer Policies and Procedures and the provisions of this Agreement. In this regard, the Service Provider will also ensure that the Service Provider Personnel receives any necessary level of induction and trainings.

(c)

All acts and omissions of Service Provider Personnel will be deemed to be the acts and omissions of Service Provider. Service Provider will be fully responsible for such acts and omissions in connection with this Agreement, the Services, Resources, or Customer Data, including any tortious or criminal acts or omissions relating thereto.

7.2

Labor Obligations. As between the Parties, Service Provider will be responsible for all labor obligations derived from the relationship with its employees and any Service Provider Personnel. Service Provider (and where applicable, any Subcontractor) shall be fully responsible for the payment of all employment related taxes, social insurance contributions and any other liability, deduction, contribution, assessment or claim arising in respect of Service Provider Personnel. In no event will Customer be deemed a direct or substitute employer of such individuals. Service Provider shall indemnify Customer against all liabilities, claims, demands, actions, costs and expenses (including legal costs and disbursements) which Customer incurs directly or indirectly as a result of or in connection with or arising from any Service Provider Personnel or any other employees of Service Provider or any Subcontractor having at any time claimed or being held or deemed to have been an employee of Customer or been otherwise engaged directly by Customer including, but not limited to, any claim for wrongful or unfair dismissal or redundancy payment.

7.3

Background Checks. To the extent permitted under applicable Laws, Service Provider will perform or have performed a Background Check on all Service Provider Personnel prior to such individuals providing Services or being granted access to Customer Data. Service Provider will not assign or provide access to Customer Data of any individuals who do not pass the Background Check. The cost of all Background Checks will be payable by Service Provider.

7.4

Service Provider Personnel Agreements. Service Provider will: (a) (i) enter into, or will have entered into, a non-disclosure agreement with each Service Provider Personnel prior to assigning such individual to the Customer account or providing such individual access to Customer Data, and (ii) cause such individual to abide by the confidentiality provisions of this Agreement both during and after their assignment to the Customer account or access to Customer Data, and (b) enter into, or will have entered into, an agreement with such individual which assigns, transfers and conveys to Service Provider all of such individual’s right, title and interest in and to any materials (including any Developed Materials) created pursuant to this Agreement, including all rights of patent, copyright, trade secret or other proprietary rights in and to such materials.

7.5

TUPE Regulations. Service Provider shall indemnify Customer against all liabilities, claims, demands, actions, costs and expenses (including legal costs and disbursements) which Customer incurs directly or indirectly as a result of or in connection with or arising from any transfer or deemed or alleged transfer by operation of law of any Service Provider Personnel or any other employees of Service Provider or any Subcontractor, including but not limited to claims made by any such individual under the TUPE Regulations.

8.	SERVICE DELIVERY MANAGEMENT AND STAFF

8.1

Customer Relationship Manager. Customer will appoint an individual (the “Customer Relationship Manager”) who, from the Effective Date of this Agreement, will serve as the primary Customer representative under this Agreement. The Customer Relationship Manager will have overall responsibility for managing and coordinating the performance of Customer’s obligations under this Agreement. Notwithstanding the foregoing, the Customer Relationship Manager may, upon notice to the Service Provider Relationship Manager, delegate such of his or her responsibilities, as the Customer Relationship Manager deems appropriate.

8.2

Service Provider Relationship Manager. Service Provider will appoint an individual (the “Service Provider Relationship Manager”) who, from the Effective Date of this Agreement, will serve, on a full time basis, as the primary Service Provider representative under this Agreement. The Service Provider Relationship Manager will be a Key Position and the initial appointment and subsequent replacement of the Service Provider Relationship Manager will be subject to all procedures related to Key Positions. The Service Provider Relationship Manager will (a) have overall responsibility for managing and coordinating the performance of Service Provider’s obligations under this Agreement, and (b) be authorized to act for and on behalf of Service Provider with respect to all matters relating to this Agreement.

8.3

Key Positions. Certain roles of Service Provider Personnel are critical to the management, delivery, and receipt of the Services (“Key Positions”). Key Positions will include those identified as such in Schedule A and/or its Attachments. With respect to Key Positions, the Parties agree as follows:

(a)

Before assigning an individual to a Key Position, whether as an initial assignment or as a replacement, Service Provider will (i) notify Customer of the proposed assignment, (ii) introduce the individual to appropriate representatives of Customer, (iii) provide Customer with information regarding the individual that may be reasonably requested by Customer for the purpose of being appointed to a Key Position, (iv) allow Customer to interview the individual, and (v) obtain Customer’s approval for such assignment. Service Provider will only assign an individual to a Key Position who is mutually agreed upon by Customer and Service Provider; Service Provider retains exclusive direction and control as to hiring, termination and right to discipline or reward such individuals in connection with their employment;

(b)

Service Provider will not replace or reassign individuals in Key Positions (except as a result of non-performance, voluntary resignation, involuntary termination for cause, serious illness, disability or death) following the date of his or her assignment to the Customer account, unless otherwise provided in this Agreement or Customer consents in writing to such reassignment or replacement;

(c)

Service Provider will not assign any individual in a Key Position to the account of a Customer Competitor without Customer’s consent for a period commencing on the date such individual first provides services and until [***] following the date that such individual is removed from, or ceases to provide Services in connection with, the Customer account;

(d)

If Customer decides that any individual in a Key Position should not continue in that position, then Customer may, in its sole discretion and upon notice to Service Provider, require removal of such individual in the Key Position from the Service Provider Personnel in accordance with the following:

(i)

Subject to Section 8.3(d)(ii), Service Provider will, as soon as reasonably practicable, replace such individual in the Key Position with another person of suitable ability and qualifications in accordance with procedures set forth above; and

(ii)

In the event that an individual in a Key Position is suspected of criminal conduct or breach of Service Provider’s obligations pursuant to Article 12 (Confidentiality) or Article 13 (Data), Service Provider will immediately remove and replace such individual with another person of suitable ability and qualifications in accordance with the procedures set forth above.

(e)	Service Provider will not replace or reassign more than two (2) individual(s) in Key Positions in [***] period, without Customer’s prior consent, which shall not be unreasonably withheld.

8.4	Service Provider Personnel.

(a)

All of the individuals appointed as Service Provider Personnel will have suitable training and functional, communication, and language skills necessary to perform the Services assigned to such individuals. Customer will have the right from time to time to require Service Provider to remove any Service Provider Personnel from working on Customer’s account with actual or reasonably suspected cause (including a violation of any Customer Policies and Procedures), provided that Service Provider may request to have a discussion regarding such removal, which discussion must be held within a reasonable time period, not to exceed [***]. If Customer desires the person to be removed, Service Provider will complete such removal or invoke preventative suspension within [***] (or sooner as directed by Customer in the event Customer has a good faith concern regarding safety or security), or as agreed by the Parties, and replace such individual as soon as practicable at no cost to Customer.

(b)

Service Provider shall not when carrying out the Services, and will ensure that Service Provider Personnel do not (including when using any hardware, software or other property of Customer), transmit, publish or distribute any material which is defamatory, offensive or abusive or of an obscene or menacing character; or provide the Services in a manner which constitutes a violation or infringement of the rights or any person, firm or company (including but not limited to rights of copyright or confidentiality).

8.5	Subcontractors.

(a)

Service Provider will not subcontract or delegate any of its obligations under this Agreement without the prior written approval of Customer unless otherwise expressly permitted in Schedule A or its Attachments.

(b)

Service Provider’s subcontracts will include provisions equivalent to those in this Agreement between Customer and Service Provider with respect to the protection, access and treatment of Customer Data, Confidential Information, the allocation of intellectual property rights, and compliance with audit rights. Notwithstanding its approval of a Subcontractor, Customer may request Service Provider to remove a Subcontractor who is not an Affiliate of Service Provider from the Customer account. Upon receipt of such request, Service Provider will promptly remove such non-Affiliated Subcontractor from the Customer account.

(c)

No Subcontractor will release Service Provider from its responsibility for its obligations under this Agreement. Service Provider will be responsible for the acts and omissions of Subcontractors in connection with this Agreement, including compliance with the terms of this Agreement.

8.6

Non-Solicitation. Subject to Section 20.2 (Termination Assistance Services), Customer will not solicit for employment (other than by general advertising or similar means), any Service Provider Personnel without the prior written approval of Service Provider during the Term and for [***] thereafter. Service Provider will not solicit for employment (other than by general advertising or similar means), any Customer employees or other representatives without the prior written approval of Customer during the Term and for [***] thereafter.

8.7

Turnover of Personnel. Service Provider will use commercially reasonable efforts to minimize turnover and the impact of turnover of employees assigned to provide services pursuant to this Agreement and will be solely responsible for any additional training or costs or loss in productivity arising from turnover. If Customer believes that the turnover rate of Service Provider Personnel is excessive and so notifies Service Provider, Service Provider will within [***] (i) provide Customer with data concerning Service Provider’s turnover rate, (ii) meet with Customer to discuss the reasons for the turnover rate, (iii) submit a proposal for reducing the turnover rate, and (iv) agree to and implement a program for reducing the turnover rate.

9.	GOVERNANCE; QUALITY ASSURANCE; CHANGE CONTROL

9.1

Governance; Quality Assurance; Planning, Reporting. Service Provider will adopt and comply with governance, quality assurance, planning and reporting program(s) as further described in this Agreement, including Service Attachments A-1, A-2, A-3, or otherwise agreed by the Parties.

9.2	Policies and Procedures Manual.

(a)

The Policies and Procedures Manual will: (i) clearly and comprehensively describe the procedures used to perform the Services, including all contact center scripts and templates provided by Customer; (ii) conform to the Technology Standards, Customer’s general policies and the other terms of this Agreement; and (iii) set forth contingency, transition, and succession related information and plans relating to the Services reasonably requested by Customer.

(b)

The Policies and Procedures Manual will not be deemed to amend the terms of this Agreement. If there is any conflict between this Agreement and the Policies and Procedures Manual, then the terms of this Agreement will prevail.

(c)	The Policies and Procedures Manual will be developed as follows:

(i)	Service Provider will develop and provide Customer with a draft of the Policies and Procedures Manual that complies with Section 9.2 (a) and (b) no later than [***] prior to the Commencement Date;

(ii)	Customer will provide any comments and changes within [***] following receipt of the Policies and Procedures Manual;

(iii)	Service Provider will make the reasonable changes requested by Customer within [***] after receipt from Customer and will then submit to Customer for approval; and

(iv)	The final Policies and Procedures Manual will be subject to the approval of Customer.

(d)

Service Provider will update the Policies and Procedures Manual following any material changes in the operations or procedures described therein (and in any event not less than once each anniversary of the Effective Date). Updates to the Policies and Procedures Manual will be provided to Customer for review, comment and approval prior to their implementation in accordance with Section 9.2(c).

(e)

Following Customer’s approval of the Policies and Procedures Manual (as updated in accordance with Section 9.2(d)), Service Provider will perform the Services in accordance with the Policies and Procedures Manual.

(f)

If the Policies and Procedures Manual is not completed and approved by Customer prior to the Commencement Date, Service Provider will comply with the then existing Customer policies and procedures relating to the performance of the Services that have been provided to Service Provider until the Policies and Procedures Manual has been completed and approved by Customer.

9.3	Contact Reporting, Recording and Management.

(a)

Service Provider will provide to Customer reports and tools that are sufficient to permit Customer to manage and monitor: (i) Service Provider’s performance of the Services, including compliance with the quality assurance program described in Section 9.1 above; and (ii) Customer’s business in connection with the Services.

9.4	Change Control Procedures.

(a)

The Parties will implement and comply with Customer’s governance and change control procedures and requirements when proposing and implementing any change, action or decision (each a “Change” and such procedures the “Change Control Procedures”) with respect to the provision of Services to Customer. No Change will be effective unless agreed by both Parties, unless otherwise provided in this Section. Service Provider may not unreasonably refuse to execute any Change requested by Customer.

(b)

Customer will have the right to approve in advance or reject, at its discretion, any Change that may involve risk to Customer’s business, Guests, Hosts, or Users, have an adverse effect on the Services or Service Levels, require Customer to change the way it conducts its operations or increase charges or costs to Customer (including post-expiration or termination of this Agreement).

(c)

If a Change requested by Customer is a Mandatory Change, then Service Provider will promptly prepare and deliver to Customer a Change proposal related to the Mandatory Change. The Parties will work together in good faith to determine the impact on this Agreement (including Fees) as a result of implementing the Mandatory Change.

10.	SERVICE LEVELS AND PERFORMANCE

10.1

Service Level and Performance Standards. The Service Provider will comply with the procedures and requirements of Schedule B (Service Level Methodology). As provided in Schedule B (Service Level Methodology), the failure to meet a Service Level will give rise to Service Level Credits, except to the extent such failure directly results from Excused Performance, a Force Majeure Event, or as otherwise provided in Section 3.3 (Service Adjustments and Fluctuations). Service Level Credits will not constitute liquidated damages or an exclusive remedy for the corresponding failure to perform, and Customer will be free to pursue any and all remedies available under this Agreement, at law or in equity with respect thereto, provided that any such Service Level Credits actually paid by Service Provider to Customer will be offset against any damages awarded to Customer for claims arising from the corresponding failure.

10.2

Other Performance Standards. All Services without expressly defined Service Levels must be performed at least to the same degree of accuracy, completeness, efficiency, quality and timeliness as is provided by well-managed suppliers providing services similar to the Services (provided that for those Services that have associated Service Levels with mutually agreed metrics, this Section will not be deemed to increase such Service Levels), subject to the other provisions of this Agreement. Compliance with the Service Levels does not imply compliance with either Party’s other requirements or the other provisions of this Agreement.

11.	CONTINUOUS IMPROVEMENT AND BENCHMARKING

11.1	Continuous Improvement.

(a)

As a part of the Services and projects contemplated under this Agreement, Service Provider will (i) identify ways to improve the quality and efficiency of the Services, and (ii) to the extent possible without violating its non-disclosure obligations owed to a third party or a third party’s proprietary rights, identify and apply, subject to the Change Control Procedures, proven techniques and tools from other engagements that would benefit Customer operationally and financially.

(b)

Except as expressly directed otherwise by Customer, Service Provider will also maintain a level of technology and currency associated with the Services and Resources that is at least current with the then current level of technology: (i) that Service Provider utilizes in a generic and non-bespoke manner for its other customers; and (ii) generally accepted in the industry and compatible with then commercially available and supported technologies.

(c)

Using reasonable endeavors, Service Provider will identify for Customer technologies and best practices that have emerged (within Service Provider’s organization or within the market generally) that, if implemented by Customer (or by Service Provider on Customer’s behalf), would materially benefit Customer in terms of efficiency or performance improvement. If requested by Customer, Service Provider will provide Customer with proposals for the implementation of such technology or technologies or best practices in a manner consistent with the Change Control Procedures.

11.2

Benchmarking. Customer may retain an independent third party benchmarker to analyze and compare Service Providers’ Fees, rates, Service Levels, and performance to industry standards, and Service Provider will reasonably cooperate and participate in such benchmarking analysis. The benchmarker will prepare a report regarding its findings, and, as requested by Customer, the Parties will discuss and address, as mutually agreed, any deficiencies or deviations from market standards. Such information from Service Provider will constitute the Confidential Information of Service Provider.

12.	CONFIDENTIALITY

12.1

Confidential Information. Service Provider and Customer each acknowledge that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its or its customer’s business and is not in the public domain. Except as otherwise specifically agreed in writing by the Parties, “Confidential Information” means (a) this Agreement, (b) all information marked confidential, restricted or proprietary by either Party, and (c) any other information that is treated as confidential by the disclosing Party and would reasonably be understood to be confidential, whether or not so marked, including Personal Data processed by the Service Provider under this Agreement.

12.2	Obligations.

(a)

During the Term and at all times thereafter, Service Provider and Customer will not disclose, and will maintain the confidentiality of, all Confidential Information of the other Party. Customer and Service Provider will each use at least the same degree of care to safeguard and to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss or alteration of its own information (or information of its customers) of a similar nature, but not less than reasonable care. Service Provider Personnel will not have access to Customer Confidential Information without proper authorization. Upon receiving such authorization, authorized Service Provider Personnel will have access to Customer Confidential Information only to the extent necessary for such person to perform his or her obligations under this Agreement or as otherwise naturally occurs in such person’s scope of responsibility, provided that such access is not in violation of Laws.

(b)

The Parties may disclose Confidential Information to their Affiliates, auditors, attorneys, accountants, advisors, consultants and contractors, where (i) use by such person or entity is authorized under this Agreement, (ii) such disclosure is necessary for the performance of such person’s or entity’s obligations under or with respect to this Agreement or otherwise naturally occurs in such person’s or entity’s scope of responsibility, (iii) the person or entity agree in writing to assume the obligations described in this Section or are under a professional duty that is the same or similar to the obligations of this Section, and (iv) the disclosing Party assumes full responsibility for the acts or omissions of such person or entity in connection with their obligations and takes all reasonable measures to ensure that the Confidential Information is not disclosed or used in contravention of this Agreement. Any disclosure to such person or entity will be under the terms and conditions as provided herein.

(c)

Neither Party will (i) make any use or copies of the Confidential Information of the other Party except as contemplated by this Agreement, (ii) acquire any right in or assert any lien against the Confidential Information of the other Party, (iii) sell, assign, transfer, lease, or otherwise dispose of Confidential Information to third parties or commercially exploit such information, or (iv) refuse for any reason (including a default or Material Breach of this Agreement by the other Party) to promptly provide the other Party’s Confidential Information (including copies of such information) to the other Party, if requested to do so. Upon expiration or any termination of this Agreement and completion of each Party’s obligations under this Agreement, each Party will return or destroy, as the other Party may direct, all documentation in any medium that contains, refers to or relates to the other Party’s Confidential Information within [***]. Each Party will deliver to the other Party written certification of its compliance with the preceding sentence signed by an officer of such Party.

12.3

Exclusions. Notwithstanding the foregoing, Confidential Information (other than Personal Data) will not include any particular information which the receiving Party can demonstrate (a) is, at the time of disclosure to it, in the public domain other than through a breach of the receiving Party’s or a third party’s confidentiality obligations, (b) after disclosure to it, is published by the disclosing Party or otherwise becomes part of the public domain other than through a breach of the receiving Party’s or a third party’s confidentiality obligations, (c) is lawfully in the possession of the receiving Party at the time of disclosure to it, (d) is received from a third party having a lawful right to disclose such information, or (e) is independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, the receiving Party will not be considered to have breached its obligations under this Article for disclosing Confidential Information of the other Party as required, in the opinion of legal counsel, to satisfy any legal requirement of a competent government body; provided that, promptly upon receiving any such request or determination that such disclosure is required to be made, such Party advises the other Party of the Confidential Information to be disclosed and the identity of the third party requiring such disclosure prior to making such disclosure in order that the other Party may have an opportunity to object to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information. The receiving Party will use commercially reasonable efforts to cooperate with the disclosing Party in its efforts to seek a protective order or other appropriate remedy or in the event such protective order or other remedy is not obtained, to obtain assurance that confidential treatment will be accorded such Confidential Information.

12.4

Loss of Confidential Information. Each Party will: (a) immediately notify the other Party of any possession, use, knowledge, disclosure or loss of such other Party’s Confidential Information in contravention of this Agreement; (b) promptly furnish to the other Party all known details and assist such other Party in investigating and/or preventing the reoccurrence of such possession, use, knowledge, disclosure or loss; (c) cooperate with the other Party in any investigation or litigation deemed necessary by such other Party to protect its rights; and (d) promptly use commercially reasonable efforts to prevent further possession, use, knowledge, disclosure, or loss of Confidential Information.

12.5

No Implied Rights. Each Party’s Confidential Information will remain the property of that Party. Neither Party will alter or obliterate any trademark, trademark notice, copyright notice, confidentiality notice or any notice of any other proprietary right of the other Party on any copy of the Confidential Information, and will faithfully reproduce any such mark or notice on all copies of such Confidential Information. Nothing contained herein will be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to any Confidential Information of the other Party.

13.	DATA

13.1	Data Protection.

General.

(a)	The Service Provider must (and must ensure that the Service Provider Personnel shall) at all times:

(i)	comply with applicable Data Protection Laws in jurisdictions in which Services are being provided;

(ii)

only act on lawful instructions of Customer regarding the processing of Personal Data pursuant to this Agreement and promptly comply with any request made by Customer requiring it to amend, transfer or delete Personal Data and provide promptly any data required by Customer for assisting law enforcement agencies;

(iii)

comply with all record retention, security and privacy obligations imposed upon it under all applicable Laws in relation to any and all Service-related information and Personal Data (including, without limitation, personal and financial information) coming within its custody or control, or generated by it throughout the course of this Agreement and during any subsequent period it may have custody of (or access to) such information;

(iv)

maintain a valid and current registration, retention and notification process which complies with all relevant laws and regulations, based on the laws of those countries in which Service Provider provides such Services and those countries in which affected Guests, Hosts or Users reside;

(v)

comply with all applicable Laws relating to transmitting Personal Data across jurisdictional lines. Without limiting the generality of the foregoing, in circumstances where Personal Data is transferred from a country within the European Economic Area to a country outside the European Economic Area, the Service Provider shall ensure that the Personal Data is adequately protected in accordance with Article 25 of the EU Directive 95/46/EC or the General Data Protection Regulation (when applicable). In order to achieve this the Service Provider will execute and comply with a model clause agreement in the form set out in Schedule I or otherwise reasonably acceptable to Customer;

(vi)

not engage another processor (as defined in Data Protection Law) without the prior specific authorization of Customer. Where Service Provider engages another processor for carrying out specific processing activities on behalf of Customer, the same data protection obligations as set out in this Agreement shall be imposed on that other processor by way of contract, in particular providing sufficient guarantees to implement appropriate technical and organizational measures in such a manner that the processing will meet the requirements of Data Protection Law (including the General Data Protection Regulation, once applicable);

(vii)

taking into account the nature of the processing, assist Customer by appropriate technical and organizational measures, insofar as this is possible, for the fulfilment of Customer’s obligation to respond to data subject requests made under applicable Data Protection Laws; and

(viii)

assist Customer in ensuring compliance with its obligations pursuant to articles 32 to 36 of the General Data Protection Regulation (once applicable), taking into account the nature of the processing and the information available to the Service Provider (or the Service Provider Personnel);

(b)

Customer (or its authorized representative) shall be entitled on request to audit the technical and organizational security measures adopted by Service Provider or its Sub-Contractors to ensure that such measures as they apply to Personal Data in respect of which Customer is a data controller (as defined in Data Protection Law), comply with the data security obligations in the Data Protection Law.

13.2

Ownership of Personal Data. Except as otherwise required by Law, Customer will have and retain sole ownership of all Personal Data created, generated and maintained by Service Provider, and any system created, generated and maintained by Service Provider with respect to the creation, generation and maintenance of Personal Data, and will have the sole and exclusive right to determine what rules, standards, procedures and/or policies are to govern the Services, provided by Service Provider under this Section. Service Provider will comply with Customer’s policies, standards and other specific requirements for delivery of the Services.

13.3	Data Security.

(a)	Service Provider and its Affiliates and Subcontractors to whom Customer Data is provided will maintain and implement a comprehensive data security program, which will:

(i)

include reasonable and appropriate technical, organizational and security measures against the destruction, loss, unavailability, unauthorized access or alteration of Customer Data in the possession or under the control of Service Provider or such Affiliates and Subcontractors, including against any unauthorized or unlawful processing of the Personal Data and against accidental loss or destruction of, or damage to, the Personal Data (the “Data Safeguards”).

(ii)	be adequate to meet the requirements of the Customer Policies and Procedures as amended by Customer and notified to Service Provider,

(iii)	be no less rigorous than required by Law (including taking all measures required pursuant to Article 32 of the General Data Protection Regulation, once applicable);

(iv)	be no less rigorous than accepted security standards (e.g., applicable ISO standards) in the industry for services similar in scope, scale and geographic coverage to the Services; and

(v)	be no less rigorous than PCI rules, requirements, and standards as applicable to the Services.

(b) In the event Service Provider, its Affiliates or Subcontractors discover or is notified of a breach or potential breach of security relating to Customer Data, Service Provider will immediately (i) notify the Customer Relationship Manager of such breach or potential breach and (ii) (A) complete and submit to Customer an initial security risk assessment form relating to the breach, (B) fully investigate and remediate the effects of the breach or potential breach at the Service Provider’s cost, (C) provide Customer with assurance satisfactory to Customer that such breach or potential breach will not recur, and (D) provide Customer with a root cause analysis report of the security breach detailing the cause of the breach, deficiencies in controls, actions taken and additional measures put in place. Customer may establish backup security for Customer Data and maintain backup and files for such data. If any security breach requires Customer, under applicable Law or in its business judgment, to make a disclosure to any third party, Customer will be solely responsible for making such disclosure, including determining the content, methods, and means of such disclosure. Service Provider, its Affiliates or Subcontractors will reasonably cooperate with Customer in formulating the disclosure, but Service Provider, its Affiliates or Subcontractors will not make any such disclosure at its own initiative without Customer’s prior consent. To the extent the security breach is caused by or related to a breach of this Agreement by Service Provider, its Affiliates or Subcontractors, Service Provider will pay all costs and expenses of: (i) such disclosures and notifications, and (ii) monitoring and reporting on the impacted individuals’ or entities’ credit and other similar records, as required under applicable Law or as otherwise appropriate in Customer’s reasonable discretion.

13.4

Ownership of Customer Data. Customer Data is, or will be, and will remain the property of Customer. Customer will have all right, title and interest, including worldwide ownership of trade secret rights, copyright and patents, in and to the Customer Data and all copies made from it. Without Customer’s approval (in its sole discretion), the Customer Data will not be (a) used by Service Provider, its Affiliates or Subcontractors other than in connection with providing the Services, (b) disclosed, sold, assigned, leased or otherwise provided to third parties by Service Provider, its Affiliates or Subcontractors, including in any anonymized or aggregated formats, or (c) commercially exploited by or on behalf of Service Provider, its Affiliates or Subcontractors, including in any anonymized or aggregated formats. Service Provider hereby irrevocably assigns, transfers and conveys to Customer without further consideration all of its right, title and interest in and to the Customer Data, including all rights of patent, copyright, trade secret or other proprietary rights in and to such materials. Upon request by Customer, Service Provider will execute and deliver any financing statements or other documents that may be necessary or desirable under any Laws, rule or regulation to preserve, or enable Customer to enforce, its rights hereunder with respect to the Customer Data, or enable Customer to enforce its rights hereunder with respect to the Customer Data.

13.5

Return of Data. Upon request by Customer at any time during the Term or the Termination Assistance Period, and upon expiration or termination of this Agreement, Service Provider will, and will cause Subcontractors who process Customer Data pursuant to this Agreement, and Subcontractors and third parties who license Software to Service Provider or Subcontractors, to, (a) promptly provide a copy of or return to Customer, in the format and on the media requested by Customer, all or any part of the Customer Data and (b) eradicate or destroy all or any part of the Customer Data in Service Provider’s, Subcontractors’ or such third parties’ possession, in each case to the extent so requested by Customer or as otherwise required by Data Protection Law. If a request is beyond the scope of the Data Protection Law, then in existence or ratified for future implementation, the Parties shall discuss and agree the appropriate steps. Service Provider will be relieved of its obligation to provide either the Services or the Termination Assistance Services if, and solely to the extent that, such performance is prevented or hindered by the return, eradication or destruction of the Customer Data pursuant to this Section. Any archival tapes containing the Customer Data will be used by Service Provider, Subcontractors and such third parties solely for back-up purposes. For the avoidance of doubt, the Service Provider shall, at the option of Customer, delete or return all the Personal Data it is processing on behalf of Customer, to Customer after the end of the provision of the Services relating to that processing and shall delete existing copies unless applicable European Union or member state Law or European Union or Irish court order requires storage or preservation of the Personal Data.

13.6	Viruses and Disabling Code.

(a)

Service Provider will (i) use commercially reasonable efforts to prevent malicious code and similar items from being coded or introduced into the Customer environment or any Developed Materials by Service Provider Personnel and Subcontractors, and (ii) use commercially reasonable efforts to prevent malicious code or similar items from being coded or introduced into the Customer environment or any Developed Materials by an entity other than Service Provider Personnel and Subcontractors.

(b)

In the event malicious code or a similar item is found to have been introduced into the Customer environment or any Developed Materials, by (i) Service Provider Personnel or Subcontractors, Service Provider will, at no additional charge, (A) reduce the effects of the malicious code or similar item, (B) if the malicious code or similar item causes a loss of operational efficiency or loss of data, mitigate and restore such losses, and (C) assist Customer in doing the same, or (ii) an entity other than Service Provider Personnel or Subcontractors, Service Provider will use commercially reasonable efforts, at no additional charge, (X) reduce the effects of the malicious code or similar item, (Y) if the malicious code or similar item causes a loss of operational efficiency or loss of data, mitigate and restore such losses, and (Z) assist Customer in doing the same.

(c)

Service Provider will not (i) insert into the Customer environment or any Developed Materials any code that would have the effect of disabling or otherwise shutting down all or any portion of either the Customer environment, Developed Materials or the Services, or (ii) invoke disabling code at any time, including upon expiration or termination of this Agreement.

14.	OWNERSHIP OF MATERIALS

14.1

Customer Owned Materials. As between the Parties, Customer (and/or its Affiliates, as applicable) will be the sole and exclusive owner of all Customer (and/or Affiliate) owned Materials, including Customer Owned Software or Materials, and all enhancements and Derivative Works of such Materials, intellectual property rights in such Materials and will retain all of Customer’s rights in all Customer developed and provided Materials (all such owned, developed and provided Materials, “Customer Owned Materials”). Customer grants to Service Provider a non-exclusive, non-transferable, worldwide, limited right and license to use, execute, reproduce, display, perform, modify and distribute the Customer Owned Materials for the sole purpose of providing the Services during the Term and through the End Date. This license does not give Service Provider the right, and Service Provider is not authorized, to sublicense such Customer Owned Materials or use them for the benefit of other customers or for any other purpose without Customer’s prior consent.

14.2	Developed Materials.

(a)

All right, title and interest in or to Developed Materials will be owned by Customer and considered to be works made for hire and owned by Customer. If any such Developed Materials may not be considered a work made for hire under applicable Laws, Service Provider hereby irrevocably assigns, and will assign, to Customer without further consideration, all of Service Provider’s right, title and interest in and to such Developed Materials. Service Provider acknowledges that Customer and the successors and assigns of Customer will have the right to obtain and hold in their own name any intellectual property rights in and to such Developed Materials. Service Provider agrees to execute any documents and take any other actions reasonably requested by Customer to effectuate the purposes of this Section. Customer grants to Service Provider a non-exclusive, non-transferable, worldwide, limited right and license to use, execute, reproduce, display, perform, modify and distribute the Developed Materials for the sole purpose of providing the Services during the Term and through the End Date. Customer may, in its sole discretion and upon such terms and at such prices as Customer and Service Provider may agree, grant Service Provider a license to use the Developed Materials for other purposes and to sublicense such Developed Materials.

(b)

Notwithstanding Section 14.2(a), Derivative Works of Service Provider Owned Software created by Service Provider in the course of providing Services under this Agreement will be owned by Service Provider, unless otherwise agreed. If the creation of such Derivative Work is specifically requested and paid for by Customer it will be treated as a work made for hire under Section 14.2(a) and, unless otherwise agreed, will be owned by Customer. Service Provider hereby grants to Customer a worldwide, perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of, such Service Provider owned Developed Materials for the benefit and use of Customer.

14.3	Service Provider Owned Materials.

(a)

Service Provider will be the sole and exclusive owner of the (i) Materials it lawfully owned prior to the Effective Date, (ii) third party Materials acquired by Service Provider on or after the Effective Date, (iii) Derivative Works of Service Provider owned Software created by Service Provider, unless otherwise provided in this Agreement or agreed by the Parties, and (iv) Materials developed by Service Provider other than in the course of the performance of its obligations under this Agreement or in connection with the use of any Customer Owned Materials (“Service Provider Owned Materials”), including intellectual property rights in such Service Provider Owned Materials. Service Provider grants to Customer a non-exclusive, non-transferable, worldwide, irrevocable, fully paid-up limited right and license to use, execute, reproduce, display, perform, modify and distribute the Service Provider Owned Materials for the sole purpose of receiving the Services during the Term and through the End Date pursuant to this Agreement. This license does not give Customer the right, and Customer is not authorized, to sublicense such Service Provider Owned Materials.

(b)

Service Provider may not embed Service Provider Owned Materials or third party Materials in Developed Materials without Customer’s prior written approval. To the extent that Service Provider Owned Materials are embedded in any Developed Materials or required for the enjoyment and use of any Developed Materials, Service Provider will not be deemed to have assigned its intellectual property rights in such Service Provider Owned Materials to Customer, but Service Provider hereby grants to Customer a worldwide, perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of such Service Provider Owned Materials for the benefit and use of Customer for so long as such Service Provider Owned Materials remain embedded in such Developed Materials or are required to enjoy and use such Developed Materials.

(c)	Customer will be informed of and have the right to approve the introduction of any Service Provider Owned Materials prior to Service Provider’s use of such Materials to provide the Services.

14.4

General Rights. Each Party agrees to reproduce copyright legends which appear on any portion of the Materials which may be owned by the other Party or third parties. Except as expressly specified in this Agreement, nothing in this Agreement will be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other intellectual property rights in any Materials owned by the other Party or any Affiliate of the other Party.

14.5

Customer Rights Upon Expiration or Termination of Agreement. As part of the Termination Assistance Services, Service Provider will provide the following to Customer with respect to Customer Owned Materials and Developed Materials, at no cost to Customer: (a) All Customer Owned Materials and Developed Materials, including the Policy and Procedures Manual, and all copies thereof in the format and medium in use by Service Provider in connection with the Services as of the date of such expiration or termination; and (b) Following confirmation by Customer that the copies of the Customer Owned Materials and Developed Materials delivered by Service Provider are acceptable and the completion by Service Provider of any Termination Assistance Services for which such Materials are required, destroy or securely erase all other copies of such Materials then in Service Provider’s possession and cease using such Materials for any purpose.

14.6

Consents. Service Provider will have financial and administrative responsibility for obtaining and maintaining all Consents and any additional licenses that may be necessary for Service Provider to (i) perform the Services required under this Agreement, or (ii) to secure any rights of use of or access to any assets required by the Service Provider in providing the Services, including Equipment, Software, or Third-Party contracts. Each Party will cooperate with the other Party in obtaining and maintaining the Consents. If the Parties are unable to obtain a Consent, the Service Provider will implement, subject to Customer’s prior approval, alternative approaches as necessary to provide the Services without such Consent. The Service Provider will be responsible for the financial costs of such alternative approaches.

14.7	License Upon Termination. Without limiting Customer’s other rights and licenses under this Section 14, effective upon expiration or termination of this Agreement:

(a)

Service Provider hereby grants to Customer a worldwide, perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of scripts, call flows, the Policies and Procedures Manual, quality assurance manuals and documentation, call volumes and forecasting information, and other similar Materials, but excluding Service Provider Owned Materials which are Software internal to Service Provider’s operations. The foregoing license includes rights of use for any third party appointed by Customer to deliver services that are the same as or similar to the Services.

(b)

Service Provider hereby grants to Customer a worldwide perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of any Service Provider Owned Materials that Service Provider embeds into Customer’s information technology environment for the benefit and use of Customer for so long as such Service Provider Owned Materials remain embedded therein.

(c)

Service Provider hereby grants to Customer a worldwide perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of any Service Provider Owned Materials that are required for Customer to search, access, and analyze previously recorded calls.

15.	CONTINUED PROVISION OF SERVICES

15.1	Disaster Recovery and Business Continuity. Service Provider will comply with the business continuity and disaster recovery obligations set out in Schedule E.

15.2	Force Majeure.

(a)

Subject to 15.2(d), if and to the extent that a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed directly or indirectly by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of such Party (each, a “Force Majeure Event” to the extent a Party is excused as described below), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the non performing, hindered or delayed Party will be excused for such nonperformance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event, provided that: (i) such Party continues to use commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means, and (ii) in the case of Service Provider, (A) such nonperformance, hindrance or delay was not caused by Service Provider’s failure to comply with the disaster recovery and business continuity obligations, and (B) such Force Majeure Event destroyed or rendered inoperable Service Provider Location or operating environment relating to the impacted Services.

(b)

The Party whose performance is prevented, hindered or delayed by a Force Majeure Event will immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.

(c)

Whenever a Force Majeure Event causes Service Provider to allocate resources between or among Service Provider’s customers, Customer will receive at least the same priority as it received immediately prior to the Force Majeure Event and no other Service Provider customer will receive higher priority in respect of such resources, unless Service Provider has an express contractual obligation and fee to provide a higher priority to such customer in respect of the allocation of such resources. In addition, Service Provider will not redeploy or reassign any personnel primarily assigned to the Customer account to another account in the event of a Force Majeure Event affecting the Parties or any other customer of Service Provider.

(d)

For the avoidance of doubt, a Force Majeure Event does not include (i) strikes, industrial action and other similar actions involving or affecting Service Provider Personnel (ii) any event which a prudent services provider, operating in a similar service market could reasonably have foreseen and prevented or avoided, or (iii) events affecting a Subcontractor or supplier of the Service Provider that would not have constituted a Force Majeure Event under this Agreement.

15.3

Rights Following a Force Majeure Event. If any Force Majeure Event prevents, hinders or delays, or is reasonably expected to prevent, hinder or delay, the performance by Service Provider or one of its Subcontractors necessary for the performance of critical Customer functions, Customer may assign Customer staff or third parties to step in and perform any failing elements of the Services until such time as Service Provider can demonstrate, to Customer’s reasonable satisfaction, the ability to resume provision of the affected Services in accordance with the applicable Service Levels and this Agreement. No Fees will be payable by Customer to Service Provider for Services that are not provided by Service Provider or a third party paid by Service Provider.

16.	FEES, INVOICING, AND PAYMENTS

16.1

Fees. The Fees for the performance of the Services by Service Provider are set out in Schedule C (Fees and Fee Methodology) and will arise, be invoiced, and payable pursuant to this Agreement. Unless expressly stated otherwise, all Fees and payments are in United States Dollars. Service Provider will bear any and all currency fluctuation risks inherent in the Service delivery model, unless expressly agreed otherwise.

16.2

Incidental Expenses. Service Provider acknowledges that, except as expressly provided otherwise in Schedule C (Fees and Fee Methodology), expenses that Service Provider incurs in performing the Services (including travel-related expenses) are included in Service Provider’s Fees and rates. Accordingly, such Service Provider expenses are not separately reimbursable by Customer unless Customer has agreed in advance in writing to reimburse Service Provider for the expense.

16.3	Invoicing.

(a)	Transition is to be invoiced in accordance with Schedule C.

(b)

Except as set forth in Section 16.3(a) above, commencing upon the first Commencement Date and continuing until the End Date, Service Provider will render a single consolidated invoice to Customer on a monthly basis for all applicable fixed and variable fees, adjusted for any relevant Service Level Credits or other mutually agreed adjustments.

(c)

All Fees under this Agreement are to be computed on a calendar month basis, and will be prorated for any partial month, as applicable. Each invoice will show the details reasonably specified by Customer from time to time, including details necessary to: (1) reconcile the Fees to the contractual commitments that give rise to them; and (2) satisfy Customer’s internal accounting and chargeback requirements (such as allocating Fees among business units, Service components, projects, locations, Affiliates and departments). Such invoices will separately identify Pass-Through Expenses for the month, amounts prepaid by Customer, and the amount of any Taxes Service Provider is collecting from Customer.

(d)	All invoices will be inclusive of all relevant taxes and will provide details of any allocation, algorithm or other calculation that was used to derive the amounts set forth in the invoice.

16.4

Time Limitation. If Service Provider fails to invoice Customer for any amount within [***] after the date in which the amounts in question should have been invoiced, Service Provider waives any right it may otherwise have to invoice for and collect such amount.

16.5

Payment Due. Customer will pay any undisputed amounts due no later than [***] following receipt by Customer of each invoice that complies with the requirements set out in this Agreement. Customer will have the right to set off against amounts owed by Customer under this Agreement any amount the Service Provider is obligated to pay or credit Customer under this Agreement. To the extent a credit may be due to Customer pursuant to this Agreement, Service Provider will provide Customer with the credit against amounts then due and owing; if no further payments are due to Service Provider, Service Provider will promptly pay such amounts to Customer.

16.6	Disputed Fees.

(a)

Customer may withhold or deduct amounts that Customer reasonably disputes in good faith and the Parties shall make good faith efforts to resolve such dispute in a timely manner. Customer will provide Service Provider notice of such event, a description of the particular amounts in dispute, and an explanation of the reason why Customer disputes such amounts.

(b)

In the event the total of such amounts at a particular point in time exceeds [***], (i) Service Provider will provide notice of such fact to Customer, (ii) Customer will, within [***] following Customer’s receipt of such notice, deposit such additional withheld amounts in excess of [***] into an escrow account if Service Provider raises reasonable credit concerns regarding Customer in such notice, and (iii) the Parties will each use their best efforts to meet and negotiate in good faith in an attempt to resolve the disputes relating to such amounts within [***] following Customer’s receipt of Service Provider’s notice in accordance with an expedited dispute resolution procedure substantially similar to that described in Article 24. In the event that any dispute under this Section is resolved in favor of Service Provider, Customer will, or will direct the escrow agent to, pay unpaid amounts for such dispute within [***]. In the event that the dispute is resolved in favor of Customer and Customer has previously made payment to Service Provider or deposited such amount in escrow, Service Provider will, (i) for amounts previously paid to Service Provider, credit such amounts on the next invoice cycle after resolution of such dispute, and (ii) with respect to amounts deposited in escrow, direct the escrow agent to immediately release such amounts to Customer. The escrow agreement will require that all disputed amounts that are deposited into escrow pursuant to this Section will remain in escrow until the dispute relating to each such amount is resolved.

(c)

Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

(d)

Neither the failure to dispute any amount prior to payment nor the failure to withhold any amount will constitute, operate, or be construed as a waiver of any right Customer may otherwise have to dispute any amount or recover any amount previously paid and such claim or recovery shall not be considered damages subject to, or that reduce, any limitation of liability.

16.7	Taxes.

(a)

Customer and Service Provider will each be responsible for their own property and income (including franchise and privilege) taxes. Service Provider will be fully responsible for (i) all taxes based on or measured by Service Provider’s or its Affiliates’ or Subcontractors’ gross revenues (other than sales, use, excise, or consumption taxes, gross receipts taxes, or any similar taxes assessed by a Governmental Authority, such as value added taxes on the Services provided to Customer), (ii) taxes based on or measured by the income of Service Provider, its Affiliates, its Subcontractors, or Service Provider Personnel, including additional income taxes relating to such individual’s Services and travel and lodging expenses, (iii) import or export taxes, (iv) employment related taxes, and (v) any tax penalties, levies, fees, interest, and/or charges arising from Service Provider’s failure to properly reflect or identify taxes on invoices or related to any of the foregoing, whether such is levied or charged to Service Provider or any of its Affiliates, Subcontractors, or Service Provider Personnel. The taxes described above include similarly characterized amounts.

(b)

Customer will be financially responsible for transfer taxes, which may be comprised of services, value added or VAT (subject to receipt of a valid VAT invoice), sales, use, excise, consumption, or gross receipts taxes or taxes arising as a result of receipt of the Services and to the extent properly chargeable to Customer under applicable Law of the countries and jurisdictions where the Services are received by Customer. Service Provider will be financially responsible for all other transfer taxes. If Customer is subject to any such transfer taxes, each applicable Service Provider invoice will be supported by line-item detailed analysis of such taxes. Service Provider will be fully responsible for all penalties, fees, interest or charges levied by any legal or regulatory body arising from Service Provider’s failure to timely or properly invoice taxes as required under this Agreement or at law. Service Provider will work with Customer to efficiently manage and mitigate, as legally permissible, any applicable transfer taxes, including the recovery of recoverable taxes. Withholding taxes, if applicable, will be subtracted from payments due under this Agreement and such net payment will constitute payment in full of amount due to Service Provider.

17.	AUDIT RIGHTS

The Parties will comply with the procedures and requirements set forth in Schedule F (Audits) during the Term and thereafter until the greater of [***] with respect to tax and regulatory matters, and (c) such longer period as required by Law.

18.	REPRESENTATIONS AND WARRANTIES

18.1	By Customer. Customer represents and warrants that:

(a)	Customer is a corporation duly incorporated, validly existing and in good standing under the laws of Ireland;

(b)	Customer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; and

(c)	The execution, delivery and performance of this Agreement has been duly authorized by Customer.

18.2	By Service Provider. Service Provider represents, warrants and covenants that:

(a)	Service Provider is a corporation duly incorporated, validly existing and in good standing under the laws of the Philippines;

(b)	Service Provider has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c)	The execution, delivery and performance of this Agreement has been duly authorized by Service Provider;

(d)

There is no outstanding litigation, arbitrated matter or other dispute to which Service Provider is a party which, if decided unfavorably to Service Provider, would reasonably be expected to have a potential or actual material adverse effect on Customer’s or Service Provider’s ability to fulfill its respective obligations under this Agreement;

(e)

Service Provider is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Service Provider’s ability to fulfill its obligations under this Agreement;

(f)

Service Provider has not, directly or indirectly, given and will not give, or permit to be given by its representatives, any commissions, payments, kickbacks, lavish or extensive entertainment, or other inducements of more than minimal value or otherwise in violation of Customer’s policies to any employee, representative, advisor or agent of Customer in connection with this Agreement;

(g)	Service Provider will comply with Section 6 (Compliance with Laws);

(h)	Service Provider has and will maintain an adequate capacity of qualified personnel and resources to perform the Services and its other obligations as required under this Agreement;

(i)	Service Provider Personnel shall have the appropriate level of skill, experience and qualifications to perform the Services;

(j)	Service Provider will perform the Services in a diligent, professional, and workmanlike manner with due care and skill as required under this Agreement, including the Service Levels;

(k)	Any and all Transition Milestones shall be met exercising due skill, care and diligence;

(l)	Any Deliverables are free of errors and material defects and shall be of good and merchantable quality and fit for its intended purposes;

(m)

None of the Services, Service Provider Owned Materials, or Developed Materials will infringe upon the proprietary rights of any third party (except such infringements as may result from modifications made solely by Customer, unless Customer performed such modifications in accordance with Service Provider’s request or specifications for which there was no reasonable design alternative available to Customer);

(n)

the Deliverables are fully capable of being integrated with Customer IT Systems and will operate on and be fully compatible with Customer operating system and hardware and any third party hardware or software recommended by Service Provider, as more particularly set out in the IT Requirements.

(o)

Developed Materials, Service Provider Owned Materials, and other applicable Deliverables will conform in all material respects to the requirements and Acceptance Criteria, if any, described in this Agreement, the applicable project, or as otherwise agreed in writing by the Parties (e.g., a document that describes the functional or technical requirements of a Software deliverable).

(p)

Service Provider will conduct its business consistent with the United Nations Global Compact’s Ten Principles, as may be amended from time-to-time, pertaining to human rights, labor standards, the environment, and anti-corruption. These principles are located at www.unglobalcompact.org as of the Effective Date.

18.3

DISCLAIMER. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, CONDITIONS OR WARRANTIES TO THE OTHER PARTY, WHETHER EXPRESS OR IMPLIED, AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

19.	TERMINATION

19.1	Termination for Cause by Customer.

(a)	Customer may terminate this Agreement, in whole or in part, for cause as of a date specified in the notice of termination if Service Provider:

(i)	commits a Material Breach that is not cured within [***] after receipt of written notice of the breach from Customer;

(ii)	commits a Material Breach that is not capable of being cured within [***];

(iii)

commits numerous breaches, whether or not each such breach is a Material Breach, and whether or not each such breach was cured, that taken together constitute a Material Breach of this Agreement and thereafter fails to: (A) provide Customer assurances, reasonably acceptable to Customer, that similar breaches will not occur in the future within [***] of Customer’s request, (B) cure the systematic and underlying causes relating to such breaches within [***] of Customer’s request, and (C) timely cure all of the curable breaches giving rise to this right within no more than [***] or pursuant to a plan reasonably agreed to by the Parties;

(iv)

fails to perform its responsibilities under any business continuity and disaster recovery plan (including as specified in Schedule E (Disaster Recovery and Business Continuity Plans)), including such business continuity or disaster recovery plans that apply to Service Provider Locations, or fails to comply with any requirement in Schedule H (General IT Requirements) which provides Customer an express termination right therein;

(v)

fails to successfully complete any Transition Milestone in accordance with the applicable Transition Plan and such failure has a material impact on this Agreement or the business or operations of Customer within [***] of the occurrence of such failure;

(vi)

fails to meet (1) the Minimum Service Level for the same Critical Performance Indicator [***] or (2) the Minimum Service Level for any combination of Critical Performance Indicators [***] (a “Service Level Termination Event”); or

(vii)

fails to comply with this Agreement and such failure results in a regulatory entity notifying Customer that it is subjecting Customer to a hearing or tribunal or withdrawing any license granted to Customer or Service Provider and such hearing, tribunal or withdrawal would have a material adverse effect on Customer’s operations or business or the Services.

19.2

Termination for Cause by Service Provider. In the event that Customer fails to pay undisputed Fees by the required due date and the total of all such overdue undisputed Fees exceeds [***] invoiced in the prior [***], then, if Customer fails to pay such amounts within [***] of receipt of written notice from Service Provider of its intention to terminate, Service Provider may terminate this Agreement by providing written notice to Customer. Service Provider acknowledges and agrees that this Section sets forth Service Provider’s sole right to terminate this Agreement.

19.3	Terminations for Convenience by Customer.

(a)	No Termination Charges. Customer may terminate this Agreement, in whole or in part, at any time for convenience in the case of:

(i)	a Force Majeure Event lasting (A) for more than [***], or (B) in the aggregate, for more than [***];

(ii)

any act or omission of Service Provider (whether or not a breach of this Agreement) results in a regulatory entity notifying Customer that it may consider withdrawing any license granted to Customer or Service Provider and such withdrawal would have a material adverse effect on Customer’s operations or business or the Services; or

(iii)	change in the Service Provider’s (or its guarantor’s) financial condition or ability to operate as a going concern.

(b)

Termination Charges. Customer will have the right to terminate this Agreement, in whole or in part, at any time for convenience upon a [***] written notice period and the payment of the applicable termination fees, if any, set out in Schedule C (Fees and Fee Methodology).

19.4

Termination Due to Change in Laws. Customer will have the right to terminate this Agreement at any time, in whole or in part, in the event that any new or changes to existing (a) Laws results in an increase of [***] or more in the estimated average monthly Fees with respect to the affected portion of the Services or (b) taxes results in an increase of Customer’s (or its Affiliates’) tax burden relating to this Agreement and such increase is greater than [***] of the average monthly Fees with respect to the affected portion of the Services; unless, in either case, Customer would have incurred such additional Fees or taxes regardless of whether it had outsourced to Service Provider.

19.5

Termination by Customer for Service Provider Change of Control. In the event of a change in Control of Service Provider (or that portion of Service Provider providing all or any material portion of the Services), where such Control is acquired, directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of the assets of Service Provider (or that portion of Service Provider providing all or any material portion of the Services) are acquired by any entity, or Service Provider (or that portion of Service Provider providing all or any material portion of the Services) is merged with or into another entity to form a new entity (a “Change of Control”), then at any time following the disclosure or occurrence or disclosure of such actual or anticipated Change of Control and within [***] after the last to occur of such events giving rise to the Change of Control, Customer may at its option terminate this Agreement, without payment of any termination fees, by giving Service Provider at least [***] prior notice and designating a date upon which such termination will be effective.

19.6

Termination Fees. Termination fees will only apply as and if expressly stated in this Agreement. No termination fees apply for a termination for cause by Customer or in connection with any termination or expiration following the Initial Term.

19.7

Equitable Remedies. Service Provider will not abandon this Agreement or willfully refuse to provide any of the Services. Subject only to a court’s finding as to the merits of Customer’s action relating to a breach of the foregoing, the Parties agree to injunctive relief to cause Service Provider to continue provision of the Services and, to the extent relevant, Termination Assistance Services without requiring Customer to post a bond.

20.	TERMINATION ASSISTANCE

20.1

Periodic Documentation Delivery. Each [***] or as otherwise requested by Customer, Service Provider will provide Customer a copy of the scripts, call flows, Policies and Procedures Manual, quality assurance manuals, call volumes and forecasting information, documentation, in-process deliverables and work product, and other information necessary for Customer to transfer the Services in-house or to another service provider.

20.2

Termination Assistance Services. Service Provider will provide Termination Assistance Services upon Customer’s request during any Termination Assistance Period. If Customer is terminating for cause under Section 19.1, then no Termination Assistance Service Fees will apply with respect to such termination and Termination Assistance Services, except to the extent that Customer elects to continue to receive operational or on-going steady state Services (e.g., answering calls) from Service Provider, which Service Provider will be paid for in accordance with Schedule C if Service Provider provides such Services.

20.3	Exit Rights and Obligations. As of the end of each Termination Assistance Period:

(a)	The rights granted to Service Provider in Section 14.1, as applicable to the terminated Services, will immediately terminate and Service Provider will:

(i)	deliver to Customer, at no cost to Customer, a current copy of the relevant Customer Owned Materials and other materials or information required to be provided to Customer;

(ii)

destroy or erase all other copies of the relevant Customer Owned Materials in Service Provider’s possession. Upon Customer’s request, Service Provider will certify to Customer that all such copies have been destroyed or erased;

(b)	Service Provider will return Customer provided Resources to Customer and Customer will return Service Provider provided Resources to Service Provider;

(c)

As and if reasonably requested by Customer, Service Provider will assign, transfer, or sell (for a nominal and equitable amount), as applicable, any Resources specifically purchased for Customer in connection with the Services;

(d)

Upon Customer’s request, Service Provider will permit Customer and/or its designee to shadow (e.g., observe the performance of) Service Provider Personnel performing Services, provide reasonable access to Service Provider Personnel and Service Provider Locations (including reasonable office space to facilitate knowledge transfer and training), and reasonable access (e.g., by telephone) to persons who were Service Provider Personnel to address questions or issues with respect to Service Provider’s performance and transfer of the Services.

(e)

Customer or its designee may undertake, without interference (including competitive employment offers or compensation designed to thwart Customer or its designee’s ability to hire) from Service Provider, to recruit and hire any Service Provider Personnel primarily engaged in performance of the Services being terminated upon a reasonable schedule mutually agreed by the Parties that permits Service Provider to meet its obligations to provide Termination Assistance Services without degraded performance. Service Provider will waive and cause it subcontractors to waive their rights, if any, under contracts with such personnel restricting the ability of such personnel to be recruited or hired by Customer or its designee. Customer or its designee will have reasonable access to such personnel for interviews and recruitment.

21.	INDEMNITIES

21.1

Indemnity by Service Provider. Service Provider agrees to indemnify, defend and hold harmless Customer, its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns from any and all Losses and threatened Losses due to third party claims arising from or in connection with any of the following:

(a)	Service Provider’s breach of its obligations with respect to Customer Confidential Information or Customer Data;

(b)	Service Provider’s violation of:

(i)

Laws or any common law protecting persons or members of a protected class or category, including laws or regulations prohibiting discrimination or harassment on the basis of a protected characteristic;

(ii)	Laws or any common law protecting employees or workers;

(c)	The inaccuracy, untruthfulness or breach by Service Provider of any representation or warranty set forth in Section 18.2;

(d)

The infringement or misappropriation of any patent, trade secret, trademark, copyright or other proprietary rights by (i) the Services or any related materials, processes, or methodologies used by Service Provider, (ii) Service Provider Owned Software, (iii) Third Party Materials, (iv) Developed Materials, or (v) Equipment provided or used by Service Provider in connection with this Agreement;

(e)	Service Provider’s breach of Section 6 (Compliance with Laws);

(f)

Government regulators or agencies for fines, penalties, sanctions, underpayments, interest, or other remedies to the extent such fines, penalties, sanctions, underpayments, interest, or other remedies relate to Service Provider’s failure to perform any of its responsibilities under this Agreement;

(g)

Claims arising out of or relating to the Services or this Agreement brought by Service Provider Personnel, Service Provider Affiliates, Subcontractors, or Service Provider or Subcontractor personnel, except to the extent that such claim arises out of an act or omission of Customer;

(h)

Service Provider’s failure to observe or perform any duties or obligations to be observed or performed on or after the Effective Date by Service Provider with respect to any Resources or Materials provided or made available by Customer;

(i)

Claims arising out of or related to the Service Provider’s or the Subcontractors’ interview, hiring and/or personnel processes or claims arising out of the employer employee relationship (including termination) between the Service Provider or a Subcontractor and any Service Provider Personnel after his or her employment start date with Service Provider, including any co-employment claims;

(j)	Claims arising from Gross Negligence, willful misconduct (with intention to cause harm), or recklessness in connection with the performance of the Services.

21.2

Indemnity by Customer. Customer agrees to indemnify, defend and hold harmless Service Provider and its officers, directors, employees, agents, representatives, successors and assigns, from any Losses and threatened Losses due to third party claims arising from or in connection with any of the following:

(a)	Customer’s breach of its obligations with respect to Service Provider’s Confidential Information;

(b)	The inaccuracy, untruthfulness or breach by Customer of any representation or warranty set forth in Section 18.1;

(c)	Infringement or misappropriation of a patent, trade secret, trademark, copyright or other proprietary right by the Customer Owned Software;

(d)	Customer’s breach of Section 6 (Compliance with Laws);

(e)

Government regulators or agencies for fines, penalties, sanctions, underpayments, interest, or other remedies to the extent such fines, penalties, sanctions, underpayments, interest, or other remedies relate to Customer’s failure to perform any of its responsibilities under this Agreement; or

(f)	Claims arising from Gross Negligence or willful misconduct (with intention to cause harm) of Customer in connection with this Agreement.

21.3

Additional Indemnities. Service Provider and Customer each agree to indemnify, defend and hold harmless the other and their respective Affiliates, officers, directors, employees, agents, representatives, successors and assigns, from any and all Losses and threatened Losses to the extent they arise from or in connection with any of the following:

(a)

the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the Indemnifying Party or the failure of the Indemnifying Party to comply with its obligations under this Agreement; or

(b)

the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the Indemnifying Party or the failure of the Indemnifying Party to comply with its obligations under this Agreement.

21.4	Infringement.

(a)

If (x) any Service Provider Owned Materials, Third Party Materials, Developed Materials or Equipment provided by Service Provider or its Affiliates or Subcontractors pursuant to this Agreement or used by them in the performance of the Services are found or, in Service Provider’s reasonable opinion are likely to be found, to infringe upon the patent, copyright, trademark, trade secrets, intellectual property or proprietary rights of any third party in any country in which Services are to be performed or received under this Agreement, or (y) the continued use of such Materials or Equipment is enjoined, then Service Provider will promptly and at its own cost and expense and in such a manner as to minimize the disturbance to Customer’s business activities do one of the following:

(i)	Obtain for Customer the right to continue using such Service Provider Owned Materials, Third Party Materials, Developed Materials or Equipment;

(ii)

Modify the item(s) in question so that it is no longer infringing (provided that such modification does not degrade the performance or quality of the Services or adversely affect Customer’s intended use as contemplated by this Agreement); or

(iii)	Replace such item(s) with a non-infringing functional equivalent acceptable to Customer.

(b)

If, after all commercially reasonable efforts, Service Provider determines in good faith that options (i) - (iii) are not feasible, Service Provider will remove the infringing Service Provider Owned Materials, Third Party Materials, Developed Materials or Equipment from the Services and equitably reduce the Fees to fully reflect such removal.

(c)	This Section is in addition to, and without prejudice to, any right or remedy Customer may otherwise have under this Agreement, at law, or in equity.

21.5

Indemnification Procedures. For the purposes of this Section 21 (Indemnities), a claim includes any actual, threatened, or alleged claim or demand. If any claim is commenced against a party entitled to indemnification under Section 21.1 (Indemnity by Service Provider), Section 21.2 (Indemnity by Customer), or Section 21.3 (Additional Indemnities) (the “Indemnified Party”), notice will be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable. After such notice, if the Indemnifying Party acknowledges in writing to the Indemnified Party that this Agreement applies with respect to such claim, then the Indemnifying Party will be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than [***] prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party will cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal. Additionally, the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party will be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party and will have the right to defend that claim. If the Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party will have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

22.	LIMITATION OF LIABILITY

22.1

Damages Disclaimer. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 22, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, OR CONSEQUENTIAL LOSS, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS. LIMITATIONS OF LIABILITY WILL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY IN THIS AGREEMENT[1].

22.2

Liability Cap. Except as otherwise provided in this Section 22, each Party’s total liability under this Agreement will be limited in each Contract Year to the greater of (i) an amount equivalent to [***].

22.3	Exceptions to Limitations of Liability.

(a)	The limitations of liability set forth in Section 22.1 (Damages Disclaimer) and Section 22.2 (Liability Cap) will not apply with respect to:

(i)	Losses occasioned by the willful misconduct (with intention to cause harm), fraud, fraudulent misrepresentation, recklessness, or Gross Negligence;

(ii)	Losses with respect to third party claims that are the subject of indemnification under this Agreement;

(iii)	Losses occasioned by Service Provider’s (A) wrongful termination of this Agreement, (B) abandonment of Services, or (C) willful refusal to provide the Services;

(iv)	Losses occasioned by any breach of a Party’s obligations under Articles 12 (Confidentiality) or 13 (Data); and

(v)	Losses with respect to death or injury to persons or any other liability which may not by Law be subject to limitation or exclusion.

(b)

Clearly Recoverable Damages up to the Liability Cap. Without expanding or limiting the disclaimer of damages set forth in Section 22.1 (Damages Disclaimer), the Parties acknowledge and agree that the following are not intended to be disclaimed by Section 22.1 (Damages Disclaimer):

(i)	Damages of a Customer Affiliate or Service Recipient which would be direct damages if they had instead been suffered by Customer;

(ii)

Additional costs to obtain or maintain the Services arising from a failure by Service Provider to perform the Services in accordance with this Agreement, including the incremental costs of any over-flow contact centers and the cost of cover, work-arounds, and to procure services similar to the Services externally or internally;

(iii)

Losses resulting from the loss or corruption of Equipment, Software, or Customer Data, including the cost and expense of rectification of such data (including for recovering, reconstructing, reformatting or reloading data) arising out of Service Provider’s failure to perform in accordance with this Agreement;

(iv)

Additional or administrative costs and expenses (including travel, lodging, wages, overtime) reasonably incurred by Customer which arise as a result of Service Provider’s failure to perform the Services in accordance with this Agreement;

(v)	Any regulatory losses, fines, expenses or other Losses suffered as a result of Service Provider’s failure to comply with this Agreement; and

(c)

Items Not Considered Damages. The Parties further acknowledge and agree that the following will not be considered damages subject to or that count toward the liability cap set forth in Section 22.2 (Liability Cap):

(i)	invoiced amounts that Customer is not obligated to pay under this Agreement because such amounts are attributable to billing errors or Services not provided by Service Provider; and

(ii)	invoiced Fees and other amounts that are due and owing to Service Provider for Services provided under this Agreement.

(d)

Liability Cap Refresh. If, at any time, the total aggregate liability of a Party for claims asserted by the other Party under or in connection with this Agreement exceeds [***] of the liability cap specified in Section 22.2 (Liability Cap) and, upon the request of the other Party, the Party incurring such liability refuses to waive such cap and/or increase the available cap to an amount at least equal to the original liability cap, then the other Party may terminate this Agreement upon notice and without payment of any termination fees.

23.	INSURANCE

The Parties will comply with the procedures and requirements set forth in Schedule G (Insurance) during the Term and until the greater of (a) [***] following the End Date and (b) as required by Law.

24.	DISPUTE RESOLUTION

24.1	Informal Dispute Resolution.

(a)	Prior to the initiation of formal dispute resolution procedures as to any dispute (except as provided in subsection (b)), the Parties will first attempt to resolve each dispute informally, as follows:

(i)

The Customer Relationship Manager and the Service Provider Relationship Manager will attempt in good faith to resolve all disputes. In the event the Customer Relationship Manager and the Service Provider Relationship Manager are unable to resolve a dispute in an amount of time that either Party deems reasonable under the circumstances, such Party may refer the dispute for resolution to the senior corporate executives specified in subsection (ii) below upon written notice to the other Party;

(ii)

Within [***] of a notice under subsection (i) above referring a dispute for resolution by senior corporate executives, the Customer Relationship Manager and the Service Provider Relationship Manager will prepare and provide to the Executive Committee summaries of the relevant information and background of the dispute, along with any appropriate supporting documentation, for its review. The members of the Executive Committee will confer as often as they deem reasonably necessary in order to gather and furnish to the other all information with respect to the matter in issue, which the Parties believe to be appropriate and germane in connection with its resolution. The members will discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. The specific format for the discussions will be left to the discretion of the members, but may include the preparation of agreed upon statements of fact or written statements of position;

(iii)

During the course of negotiations under this Section, all reasonable requests made by one Party to another for non-privileged information, reasonably related to the dispute, will be honored in order that each of the Parties may be fully advised of the other’s position; and

(iv)

Formal proceedings for the resolution of a dispute may not be commenced until the earlier of (1) the Executive Committee under subsection (ii) above concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely, or (2) [***] after the notice under subsection (i) above referring the dispute to the Executive Committee.

(b)

Notwithstanding anything to the contrary in this Agreement, nothing in this Section 24.1 or this Agreement will prevent or delay either Party from exercising its right to terminate in accordance with this Agreement or institute formal proceedings. Each Party is authorized to institute formal proceedings at any time (including before, during or after any of the informal proceedings addressed in Section 24.1(a) or Schedule D) to: (1) avoid the expiration of any applicable limitations period, (2) obtain equitable relief, (3) preserve a superior position with respect to other creditors, (4) resolve a Party’s intellectual property rights, (5) obtain relief with respect to a Party’s breach or alleged breach of Article 12 (Confidentiality) or Article 13 (Data).

24.2	Escalation. Litigation of a dispute may be commenced by either Party upon the earlier to occur of any of the following:

(a)	The senior executives conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely;

(b)

The applicable dispute is not resolved within [***] of the date of the initial demand therefor (this period will be deemed to run notwithstanding any claim that the process described in this Section was not followed or completed); or

(c)

Commencement of litigation is appropriate to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors, or a Party makes a good faith determination, including as provided in Section 19.7 respecting Customer, that a breach by the other Party is such that a temporary restraining order or other injunctive relief is necessary.

24.3

Continued Performance. Each Party agrees that it will, unless otherwise directed by the other Party, continue performing its obligations under this Agreement while any dispute is being resolved; provided that this provision will not operate or be construed as extending the Term or prohibiting or delaying a Party’s exercise of any right it may have to terminate the Term as to all or any part of the Services.

24.4	Governing Law and Jurisdiction.

(a)

The rights and obligations of the Parties under this Agreement shall be governed by, and construed in accordance with, the laws of Ireland. The Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods (1980).

(b)

Each of the Parties agree that the courts of Ireland are to have the exclusive jurisdiction to settle any dispute (including claims for set off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise in connection with this Agreement and for such purposes irrevocably submit to the jurisdiction of the Irish courts.

25.	GENERAL

25.1

Binding Nature and Assignment. This Agreement will be binding on the Parties and their respective successors and permitted assigns. Neither Party may, or will have the power to, assign this Agreement without the prior written consent of the other, except in the following circumstances:

(a)

Customer may assign its rights and obligations under this Agreement, without the approval of Service Provider, to an Affiliate which expressly assumes such Customer’s obligations and responsibilities hereunder. Customer will, within [***] after such assignment, provide notice to Service Provider of the assignment.

(b)

Customer may assign its rights and obligations under this Agreement to an entity acquiring, directly or indirectly, Control of Customer, an entity into which Customer is merged, or an entity acquiring all or substantially all of Customer’s assets. Customer will, within [***] after such assignment, provide notice to Service Provider of the assignment.

Any attempted assignment that does not comply with the terms of this Section will be null and void.

25.2

Entire Agreement; Amendment. This Agreement, including any Schedules and Exhibits referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, representations, warranties, promises, covenants, commitments or undertaking, whether written or oral, with respect to the subject matter contained in this Agreement. No amendment, modification, change, waiver, or discharge hereof will be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver, or discharge is sought to be enforced.

25.3

Notices. Except as otherwise provided by this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgments, waivers and other communications required or permitted under this Agreement will be in writing, and will be deemed given when (i) sent by email to the email address specified below or (ii) delivered by hand to the address specified below. A copy of any such notice sent by email will also be sent by express post on the date such notice is transmitted by email to the address specified below:

In the case of Customer: Airbnb Ireland UC

Attention: Legal Department

E-mail: [***]

In the case of Service Provider:	Ricart Valvekens
[***]

Either Party may change its address or fax number for notification purposes by giving the other Party [***] notice of the new address or fax number and the date upon which it will become effective.

25.4	Counterparts. This Agreement may be executed in several counterparts, all of which taken together will constitute one single agreement between the Parties hereto.

25.5	Headings. The headings and the table of contents used herein are for reference and convenience only and will not be considered in the interpretation of this Agreement.

25.6

Relationship of Parties and their Representatives. Service Provider’s relationship with Customer is that of an independent contractor. Nothing in this Agreement will be construed to create a partnership, joint venture or employer employee relationship between Service Provider and Customer. Neither Service Provider nor any Subcontractor or Service Provider Personnel are agent(s) of Customer and are not authorized to make any representation, contract or commitment on behalf of Customer, unless specifically requested or authorized to do so in writing by Customer. Service Provider will be responsible for the acts and omissions of Service Provider Personnel and its other employees and representatives and such acts or omissions will be deemed the acts and omissions of Service Provider under this Agreement.

25.7

Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the Parties, such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable Laws. The remaining provisions of this Agreement and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each such provision will be valid and enforceable to the full extent permitted by applicable Laws.

25.8	Consents and Approval.

(a)

Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, confirmation, notice or similar action by either Party is required under this Agreement, such action will not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement will not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor will it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

(b)

Except where expressly provided otherwise, any agreement, approval, acceptance, consent, confirmation, notice, report or similar action by either Party must be in writing (and not verbal) to be effective. With respect to day-to-day operational and delivery related agreements, approvals, acceptances, consents, confirmations, notices, reports or similar action, the Parties acknowledge and agree that an e-mail delivered by one Party and received and acknowledged by the other Party will satisfy such requirement, except where expressly provided otherwise.

(c)

The Parties further acknowledge and agree that specific references throughout this Agreement to “in writing,” “not to be unreasonably withheld or delayed” or other similar phrases are for emphasis and will not impact the general applicability of the foregoing.

25.9

Waiver of Default; Cumulative Remedies. A delay or omission by either Party to exercise any right or power under this Agreement will not be construed to be a waiver. A waiver by a Party of any provision or any breach will not be construed to be a waiver of any succeeding breach or of any other provision. All waivers must be in writing and signed by the Party waiving its rights. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

25.10

Survival. The provisions of Article 1 (Definitions, Interpretation, and Construction), Article 12 (Confidentiality), Article 13 (Data), Article 14 (Ownership of Materials), Article 19 (Termination), Article 20 (Termination Assistance), Article 21 (Indemnities), Article 22 (Limitation of Liability), Article 24 (Dispute Resolution), and Article 25 (General), as well as any other provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement or is required to survive to give the Parties the benefits of this bargain will survive any termination or expiration of this Agreement and continue in full force and effect.

25.11

Publicity. Service Provider will not disclose the existence of this Agreement or refer to it or Customer in any way in press releases, promotional media or proposals to other customers, without the prior written consent of Customer. Notwithstanding the foregoing, Service Provider will not be prohibited from disclosing the existence of this Agreement as required by Law to Regulatory Entities in accordance with Article 12 or to its professional advisors. Notwithstanding any confidentiality obligations, Service Provider acknowledges and agrees that Customer may freely, fairly and truthfully discuss all aspects of Service Provider’s performance and Customer’s satisfaction with such performance with prospective Service Provider customers brought to Customer by Service Provider.

25.12

Export. The Parties acknowledge that certain Software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under applicable Laws. No Party will export or re-export any such items or any direct product of such items or undertake any transaction in violation of any such Laws or regulations. To the extent within Service Provider’s control, Service Provider will be responsible for, and will coordinate and oversee, compliance with such export laws in respect of such items exported or imported hereunder.

25.13

Third Party Beneficiaries. Except as expressly provided, this Agreement is entered into solely between, and may be enforced only by, Customer and Service Provider. This Agreement will not be deemed to create any rights or causes of action in or on behalf of any third parties, including employees, vendors and customers of a Party, or to create any obligations of a Party to any such third parties, except as expressly provided otherwise.

25.14

Further Assurances. Each Party, subsequent to the execution and delivery of this Agreement and without any additional consideration, will execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

25.15

Electronic Signature - Docusign. It is agreed by the Parties that this Agreement will be executed by way of Docusign. For the avoidance of doubt, both Parties hereby consent to the execution of this Agreement by way of Docusign and agree that Docusign signature is the legal equivalent of their manual signature on this Agreement.

IN WITNESS WHEREOF, each of Customer and Service Provider has caused this Agreement to be signed and delivered by its duly authorized representative as of the Effective Date.

Airbnb Ireland UC

Teledirect Telecommerce (Philippines) Inc
	Alan Maher		Laurent Junique

By:	Alternate Director, for and on behalf of Eoin Hession, Director	By:	CEO
	(name and title)		(name and title)

Signature:	/s/ Alan Maher	Signature:	/s/ Laurent Junique

Date:	9/25/2017	Date:	9/21/2017

EXHIBIT 1

CERTAIN DEFINITIONS

The following defined terms used in this Agreement will have the meanings specified below:

“Action Plan” a plan prepared by the Service Provider in accordance with clause 4 (Transition) to remedy a problem with, or deficiency or failure in the Services.

“Acceptance Criteria” the requirements which Services or Deliverables must meet in order to be accepted by the Service Provider as set out in Schedule D (Transition and Initial Training)

“Acquired Businesses” has the meaning set forth in Section 3.6(a) of this Agreement.

“Affiliate” means, generally, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity at the time in question.

“Agreement” has the meaning set out in the preamble.

“Background Check” means the examination or verification of all background information as specified in this Agreement, but at a minimum will include verification of name, work eligibility status, current address, educational background, work history, work references, and court records for area of residence over the prior five (5) years, including felony violations or other acts involving a breach of trust or act of dishonesty.

“Business Day” means any day from Monday to Friday inclusive, and shall not include Saturday, Sunday or Public Holidays as determined by the Ministry of Manpower in Singapore.

“Change of Control”	has the meaning set out in Section 19.5 of this Agreement.

“Change”	has the meaning set forth in Section 9.4 of this Agreement.

“Contract Year”	means a period of twelve (12) consecutive calendar months commencing on the Effective Date and each anniversary of the Effective Date.

“Customer Affiliate”	means an Affiliate of Airbnb, Inc.

“Customer Competitor”	means [***]

Confidential
Master Services Agreement M-33677711-5	Draft

“Customer IT Systems”	means any such information technology systems as may be notified by Customer to Service Provider during the Term and with which the Services, including the Deliverables, are required to be integrated.

“Customer Laws”	has the meaning set forth in Section 6.2(b)(i) of this Agreement.

“Customer Owned Materials”	has the meaning set forth in Section 14.1 of this Agreement.

“Customer Owned Software”	means Software owned by Customer and used, operated, maintain or supported by or on behalf of Service Provider under or in connection with this Agreement.

“Customer Policies and Procedures”	has the meaning set forth in Section 3.12 of this Agreement.

“Customer Relationship Manager”	has the meaning set forth in Section 8.1 of this Agreement.

“Commencement Date” means the date(s) Service Provider assumes its obligations to provide the Services, as set out in Schedule D (Transition and Initial Training).

“Confidential Information”	has the meaning set forth in Section 12.1 of this Agreement.

“Consents” means all licenses, consents, authorizations and approvals that are necessary to allow (a) Service Provider and Subcontractors to use solely in connection with this Agreement (i) Customer’s owned and leased assets, (ii) the services provided for the benefit of Customer under Customer’s third party services contracts, (iii) the Customer Owned Software, (iv) the Service Provider Owned Software and (v) any assets owned or leased by Service Provider or Subcontractors, (b) Customer and Service Recipients to receive the Services, and (c) Service Provider and Subcontractors to assign to Customer the Developed Materials.

“Control” means, with respect to any entity, the possession, direct or indirect, of the power to solely direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

“Critical Performance Indicator” means each Service Level designated as a “Critical Performance Indicator” in Schedule B (Service Level Methodology).

“Customer Data” means all data and information (including Personal Data and all data related to the transaction contemplated by this Agreement and databases) (a) submitted to Service Provider or Service Provider representatives or agents by or on behalf of Customer or Customer representatives or agents under this Agreement or (b) obtained, developed or produced by Service Provider or Service Provider representatives or agents in connection with this Agreement, including, with respect to (a) and (b) hereof, information relating to Customer’s customers, employees, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs and finances, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter, patents and other intellectual property and proprietary information.

“Data Protection Laws” means:

(a) the data protection and information privacy Laws of Ireland and the European Union as amended, revised or replaced from time to time;

(b) to the extent applicable to this Agreement or the Services, the data protection and information privacy Laws of other jurisdictions; and

(c) includes the Data Protection Acts 1988 and 2003 (Ireland) and the General Data Protection Regulation (when applicable).

“Data Safeguards”	has the meaning set forth in Section 13.3(a)(i) of this Agreement.

“Deliverable” means any deliverable(s) relating to the Transition Services or any of them, identified as such in Schedule A (Statement of Work) or Schedule D (Transition and Initial Training or the Transition Plan.

“Derivative Work”	means a work based on one or more preexisting works, including a condensation, transformation, translation, modification, expansion or adaptation, that, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement under applicable law, but excluding the preexisting work.

“Developed Materials”	means any Materials (including Software), or any modifications, enhancements or Derivative Works thereof, developed pursuant to this Agreement by or on behalf of (a) Service Provider, (b) Subcontractors or (c) any combination of Service Provider and Customer, in each case, with or as part of the Services.

“Divested Entities”	has the meaning set forth in Section 3.6(b) of this Agreement.

“Effective Date”	has the meaning set out in the preamble.

“End Date”	means the last day of the Termination Assistance Period.

“Equipment”	means all computing, networking, telecommunications and other equipment (hardware and firmware) procured, provided, operated, supported, or used by Service Provider in connection with the Services, including (a) midrange, server and distributed computing equipment and associated attachments, features, accessories, peripheral devices and cabling, (b) personal computers, laptop computers, workstations and personal data devices and associated attachments, features, accessories, printers, multi-functional printers, peripheral or network devices and cabling, and (c) voice, data, video and wireless telecommunications and network and monitoring equipment and associated attachments, features, accessories, cell phones, peripheral devices and cabling.

“Excused Performance”	has the meaning set forth in Section 3.13 of this Agreement.

“Executive Committee”	means a designated senior corporate executive from each Party.

“Fees”	means the fees, charges, and any other amounts payable by Customer to Service Provider pursuant to this Agreement, including Schedule C (Fees and Fee Methodology), for Services performed.

“Force Majeure Event”	has the meaning set forth in Section 15.2(a) of this Agreement.

“Former Agreement” means Agreement for the Provision of the Contact Centre Services dated 16th of May 2015, as amended by the Amendment made effective as of 13th of January 2016, the Amendment

Agreement made effective as of May 1st 2016 and the Extension Agreement made effective on March 28th, 2017.

“General Data Protection Regulation”	means Regulation (EU) 2016/679 of the European Parliament and of the Council.

“Governmental Authority”	means any Federal, state, municipal, local, territorial, or other governmental department, legislative body, regulatory authority, or judicial or administrative body, whether domestic, foreign, or international.

“Gross Negligence”	means a degree of negligence involving a breach of the relevant duty of care by a significant margin or resulting from significant carelessness.

“Guest”	means a customer of Customer who registers with Customer and requests a booking of an accommodation from Customer, or who stays at an accommodation booked by or through Customer and is not the Host for such accommodation. The term Guest is transaction- specific, as an individual or entity with a Customer account may be a Guest at times, a Host at times, or simultaneously a Guest and a Host.

“Host”	means a customer of Customer who registers with Customer and creates a listing for an accommodation with Customer. The term Host is transaction-specific, as an individual or entity with a Customer account may be a Host at times, a Guest at times, or simultaneously a Host and a Guest.

“Indemnified Party”	has the meaning set forth in Section 21.5 of this Agreement.

“Indemnifying Party”	has the meaning set forth in Section 21.5 of this Agreement.

“Initial Term Expiration Date”	has the meaning set forth in Section 2.1 of this Agreement

“Initial Term”	has the meaning set forth in Section 2.1 of this Agreement.

“Key Positions”	has the meaning set forth in Section 8.3 of this Agreement.

“Law”	means any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any Governmental Authority, including any such Law in modified or supplemented form and any newly adopted Law replacing a previous Law.

“Losses”	means all losses, liabilities, damages, fines, penalties and claims (including taxes), and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

“Mandatory Change”	means any change requested by Customer, that, (a) the Service Provider has the capability to deliver as part of its general commercial offering and (b) in the reasonable judgment of Customer: (i) is required by applicable Laws; (ii) arise from changes which are stated in this Agreement to be at Customer’s discretion; (iii) is reasonably required for Service Provider to perform services critical to Customer’s business where such services are not within the scope of the Services, but are not materially different in nature or kind from the Services; (iv) is a change to any Customer policies, standards or procedures disclosed or referenced in this Agreement; (v) is critical to Customer’s business objectives as made known to Service Provider by Customer; (vi) is required to protect Customer’s customers’ welfare or public safety; (vii) is of the nature of a change in volumes or increase or reductions in Services or elimination of Services; or (viii) without reference to (i)-(vii) above, is otherwise described as a Mandatory Change in this Agreement.

“Material Breach”	means, including without limitation, (i) a Party’s failure to perform a major element of the Agreement, (ii) an act that causes a significant breakdown of business relationship or trust between the Parties, (iii) a violation of the Data Protection Laws or Service Provider Laws or (iv) as found in the common law of Ireland.

“Materials”	means, collectively, Software, literary works, other works of authorship, specifications, design documents and analyses, processes, methodologies, programs, program listings, programming tools, user manuals, documentation, reports, drawings, databases, machine readable text and files, and similar work product.

“Minimum Service Level”	has the meaning set out in Schedule B (Service Level Methodology).

“New Services”	means any new or revised service outside the scope of the Services that is requested by Customer and (a) is in addition to and materially different from the Services; (b) require materially different levels of effort or resources from Service Provider; (c) for which there is no current charging methodology; and (d) that the Service Provider has (or has committed to have) the capability to deliver as part of its general commercial offering or otherwise under this Agreement.

“Parties”	means Customer and Service Provider, collectively.

“Party”	means either Customer or Service Provider, as the case may be.

“Pass-Through Expenses”	has the meaning set out in Schedule C (Fees and Fee Methodology).

“Personal Data”	has the meaning given to it in applicable Data Protection Law. This includes any information that, alone or in combination with other information, relates to a specific, identifiable individual person such as individual names, social security numbers or other national identity numbers, passport or visa numbers, telephone numbers, home addresses, driver’s license numbers, account numbers, credit card numbers, personal profiles, mail addresses, and vehicle registration numbers. Any information that can be associated with Personal Data will also be Personal Data. For example, an individual’s age alone is not Personal Data, but if such age were capable of being associated with one or more specific identifiable individuals, then such age would be deemed Personal Data.

“Policies and Procedures Manual”	means the documentation developed in accordance with Section 9.2 of this Agreement.

“Resources”	has the meaning set out in Section 3.9(b) of this Agreement.

“Service Level Credit”	has the meaning set out in Schedule B (Service Level Methodology).

“Service Level Termination Event”	has the meaning set forth in Schedule B (Service Level Methodology).

“Service Levels”	means the service levels and standards for the performance of the Services set forth in Schedule B (Service Level Methodology).

“Service Level Matrix”	has the meaning given in Schedule B (Service Level Methodology).

“Service Location(s)”	means any Customer location or Service Provider Location, as applicable.

“Service Provider”	has the meaning set out in the preamble.

“Service Provider Laws”	has the meaning set forth in Section 6.1 of this Agreement.

“Service Provider Location(s)”	means any Service Provider service location approved by Customer as well as the authorized U.S. “work-at-home” locations of Service Provider Personnel.

“Service Provider Owned Materials”	has the meaning set forth in Section 14.3(a) of this Agreement.

“Service Provider Owned Software”	means any Software owned by Service Provider and used to provide the Services.

“Service Provider Personnel”	means the personnel of Service Provider and Subcontractors who provide the Services.

“Service Provider Relationship Manager”	has the meaning set forth in Section 8.2 of this Agreement.
“Service Provider Third Party Software”	means any Third Party Software licensed to Service Provider and used to provide the Services.

“Service Recipient”	has the meaning set forth in Section 3.4 of this Agreement.

“Services”	has the meaning set forth in Section 3.1 of this Agreement.

“Software”	means application, system and other software, including any documentation relating thereto. Software includes both object and source code, unless otherwise stated.

“Subcontractor”	means a third party (including an Affiliate of Service Provider) to which Service Provider subcontracts or otherwise delegates its obligations to perform the Services.

“Technology Standards”	means the technology architecture and standards identified as such by Customer in this Agreement or otherwise agreed by the Parties.

means the Initial Term and any extensions pursuant to Section 2.2 of this Agreement.

“Term” “Termination Assistance Period”	means a period of time designated by Customer, commencing on the date a determination is made by Customer pursuant to this Agreement that there will be an expiration or termination of this Agreement and continuing for up to [***] after the expiration or termination of this Agreement, during which period Service Provider will provide the Termination Assistance Services in accordance with the terms and conditions of this Agreement.

“Termination Assistance Services”	means (a) the Services (and any replacements thereof or substitutions therefore), to the extent Customer requests such Services during the Termination Assistance Period, (b) Service Provider’s cooperation with Customer or another service provider designated by Customer in the transfer of the Services to Customer or such other service provider in order to facilitate the transfer of the Services to Customer or such other service provider, and (c) any services requested by Customer in order to facilitate the transfer of the Services to Customer or another service provider designated by Customer.

“Third Party Materials”	means Materials owned or controlled by any third party, including Third Party Software.

“Third Party Resources”	has the meaning set out in Section 3.9(b) of this Agreement.

“Third Party Software”	means all Software products (and all modifications, replacements, upgrades, enhancements, documentation, materials and media related thereto) that are provided under license or lease by a third party to Service Provider or Customer.

“Tools”	means any Software development and performance testing tools, know-how, methodologies, processes, technologies or algorithms and related documentation used by Service Provider in providing the Services.

“Transition Fee”	means those Fees for Transition Services as set out in Schedule C (Fees and Fee Methodology).

“Transition Milestone Credit”	has the meaning set out in Section 4.2(d) of this Agreement.

“Transition Milestones”	means those transition and transformation milestones set out in Schedule D or the Transition Plan.

“Transition Period”	means the period after the Effective Date during which Service Provider is providing Transition Services, in accordance with Schedule D and this Agreement, prior to the Commencement Date.

“Transition Plan”	means the plan(s) set out in or developed under Schedule D.

“Transition”	means the transfer and transformation of the Services from Customer (or its prior contractor) to Service Provider in accordance with the terms of Schedule D (Transition and Initial Training) and this Agreement.

“TUPE Regulations”	means the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 as amended from time to time;

“User”	means any user of the Customer website who is not a Guest or a Host.

Other capitalized terms may be defined in the context in which they are used and have the meaning indicated.

SCHEDULE A

STATEMENT OF WORK

Overview

General Description of Services	Inbound and outbound contact center services, supporting the Customer’s hosts, guests, and other users via phone, email, chat, and other mediums to be agreed on; generally referred to as Customer Experience (CX) services.

Service Provider Location(s)	Teledirect Telecommerce (Philippines) Inc., 23F Robinsons Cyberscape Beta, Topaz and Ruby Roads, Ortigas Center, Pasig City, Philippines 1605 (“Teledirect”)

Key Personnel and Key Positions	Multiple, See Attachment A-2

Subcontractors (if any)	n/a

Headcount Requirements Volume / Forecasting	See Attachment A-3

Approved Subcontractors	n/a

Technology Resources and Requirements	See Attachment H

ATTACHMENT A-1

SERVICE PROVIDER LOCATION(S) AND HOURS OF OPERATIONS

1.	SERVICE PROVIDER LOCATIONS IN SCOPE FOR THIS AGREEMENT

1.1	Teledirect Philippines

2.	HOURS OF OPERATIONS

(a)	All Service Provider locations will be capable of operating 24/7/365

(b)	The Customer and Service Provider will agree on the hours of operations for the Service Provider’s location(s).

ATTACHMENT A-2

SERVICE PROVIDER PERSONNEL AND KEY POSITIONS

1.	MINIMUM QUALIFICATIONS FOR SERVICE PROVIDER PERSONNEL

1.1	Training

(a)

The Services are to be performed, at minimum, by Service Provider Personnel who have been trained in accordance with Customer training standards, which will be provided to Service Provider by Customer.

(b)	The deployment and use of Customer’s training standards will be validated, updated, and monitored for adherence by the Customer

(c)

All training materials or other documentation required by Airbnb for training purposes shall be approved by the relevant Airbnb point of contact, before shared and used by the Service Provider to train any Service Provide Personnel.

1.2	Background checks and credentials

(a)

No Service Provider Personnel shall access Customer Data or be assigned to provide the Services unless and until said personnel satisfactorily completes (i) a verified credentials background check, and (ii) the Verified ID process available on the Customer’s web platform (www.Airbnb.com) using a government issued identification. Service Provider Personnel may not use the “personal questions” function of the Verified ID process in lieu of a government issued ID.

(b)

The Verified ID process is available at www.Airbnb.com to every Airbnb account holder. Prior to providing Services, Service Provider Personnel shall (i) create accounts at www.Airbnb.com, (ii) agree to the terms of service thereof, and (iii) follow the instructions therein to complete the Verified ID process by uploading valid government-issued identification. For the avoidance of doubt, Service Provider Personnel may not complete the Verified ID process using only personal information despite the appearance of such an option on the Airbnb platform.

(c)

The Customer, as part of its internal trust and safety mechanisms and in accordance with applicable law, will complete its own independent ID verification mechanism from time to time on Service Provider Personnel at Customer’s sole cost. Unsuccessful satisfaction of this ID verification mechanism will result in Customer requiring the Service Provider to remove the personnel from the Customer’s line of business.

(d)

Service Provider Personnel with a background check result free of any felony, financial crime, crime of dishonesty or moral turpitude, or violent crime, may be assigned to provide Services for Customer. Any Service Provider Personnel who has committed a misdemeanor may be assigned to provide Services for Customer upon Customer’s written approval.

(e)

A Background Verification means a third-party background check administered by the Service Provider that includes: residential verification, verification of educational attainment, not less than three character references, a criminal history check, a medical exam, and a financial/credit check.

(f)	The Service Provider shall bear the cost of all background checks

1.3	Access to Customer Data and Physical Security Requirements

(a)

Without limitation to the provisions of the Agreement and the Schedules, Service Provider Personnel shall (i) access Customer Data, including, but not limited to information available on Customer’s platform or provided by Hosts, Guests, or Users, only as required by Customer, Hosts, Guests, or Users and in accordance with Customer’s training and the Agreement, and (ii) edit, delete, or otherwise modify such Customer Data only in accordance with Customer’s training and the Agreement. Supplier shall immediately remove and, subject to applicable law, terminate any Service Provider Personnel who violates the obligations of this paragraph.

(b)	Service Provider shall remove any Service Provider Personnel’s access to Customer Data immediately upon request by Customer for any or no reason and at Customer’s sole and absolute discretion.

(c)

Service Provider Personnel shall be located in a secure area (“Airbnb Area”), fully separated from other personnel of the Service Provider providing services to third parties. The Airbnb Area shall be gated and accessible only by Service Provider Personnel. In addition to the obligations of the Service Provider under Clause 12 of the Agreement, which require the Service Provider to ensure at all times that there shall be no exchange of any information with personnel of the Service Provider providing services to third-parties, the Service Provider shall inform Airbnb immediately if it intends to transfer to the Airbnb account any of its personnel who provides services to any third parties.

2.	SERVICE PROVIDER PERSONNEL AND KEY POSITIONS AND COMMITMENTS

2.1	Supplying support staff

(a)

The Service Provider will supply Service Provider Personnel and Service Provider Personnel in Key Positions in quantities and ratios adequate to provide for the acceptable standard and continued improvement of Service Levels and other outcomes and key results defined by the Customer.

(b)

The Service Provider will establish a minimum commitment to the ratios of Service Provider Personnel along with any other support staff they will implement to ensure successful performance outcomes and achievement against Service Level targets.

(c)

The Service Provider will invest in and establish additional Service Provider Personnel and Service Provider Personnel in Key Positions above and beyond the minimum commitment when Customer deems Service Provider performance unsatisfactory, and will provide such additional support position investment until performance becomes both acceptable and sustainable over a term agreed between Service Provider and Customer.

(d)

For the purposes of this Agreement, the Service Provider will minimally commit to the following ratios of Service Provider Personnel and Service Provider Personnel in Key Positions to those employees delivering the Services:

Service Provider Personnel in Key Position	Ratio employees delivering the Services
[***]	[***]

ATTACHMENT A-3

HEADCOUNT REQUIREMENTS AND VOLUME FORECASTING

3.	HEADCOUNT REQUIREMENTS AND STAFFING LEVELS

3.1	Establishing headcount

(a)

The Customer and Service Provider will agree on the total number of Service Provider Personnel required to complete the Services. The total number of personnel in any month shall not be reduced by more than [***] of the previous month’s average number of personnel. The available number of personnel to be provided by Service Provider will be determined by Customer in its sole discretion, on the basis of Customer’s business requirements, business seasonality or needs, Service Provider’s performance or failure with respect to the Service Levels, and all other reasonable industry best practices, including remedies contained in this Agreement.

(b)	The Service Provider is responsible for all recruitment strategies, hiring activities, and costs associated with recruiting the agreed total number of Service Provider Personnel.

(c)

Service Provider will maintain Customer’s master roster data on all relevant headcount trackers and other sources relevant to tracking total number and specific information about Service Provider Personnel at a minimum on a [***] basis.

3.2	Headcount requirements

(a)

Customer will establish a Staffing Accuracy, Headcount Accuracy, and/or Scheduling Accuracy/Attainment performance goals (each as defined in the table below) which the Service Provider will be required to adhere to, on agreement from both parties. The Customer and Service Provider will meet to review and agree to these goals on a [***] basis at minimum:

Measurements	Definitions
[***]	[***]

(b)

If Customer requests that Service Provider accommodate short term or unplanned volume increases or changes, the Service Provider agrees to use all commercially reasonable resources to support the request. Customer may be charged specific fees pursuant to efforts to fulfil the request, including overtime hours or other wage impacts, on agreement from both parties.

(c)

The headcount requirement measurements will be monitored by Customer on, at minimum, a [***] basis, and will be considered an element of performance management and a required Service Level the Service Provider shall adhere to. Repeated failure to achieve the headcount requirement measurements will result in any available remedies contained in this Agreement.

SCHEDULE B

SERVICE LEVEL METHODOLOGY

4.	OVERVIEW

This Schedule sets forth the Service Levels, which Service Provider will provide, the procedures applicable to such Service Levels, and the formula for calculation of Service Level Credits. All Service Levels, Service Level Credits, and related information will be measured, reported, and calculated on a calendar month basis immediately following the applicable Commencement Date, unless expressly stated otherwise in this Schedule B.

5.	DEFINITIONS

The following defined terms will have the meanings set forth below:

“At-Risk Amount” means an amount equal to [***] for the applicable measurement period during which a Service Level Default of occurs.

“CPI” or “Critical Performance Indicator” means a Service Level designated as such in Schedule B-1 or pursuant to this Schedule B.

“CPI Allocation” means the portion of the Pool Percentage assigned by Customer to a CPI. “Pool Percentage” means [***]

“Service Level” means the performance standards set out in Schedule B-1, including CPIs, Key Performance Indicators (“KPIs”), and General Performance Indicators (“GPIs”)

“Service Level Credit” means the credit due from Service Provider to Customer for a Service Level Default of a CPI as determined below. The total Service Level Credits will not exceed the At-Risk Amount.

“Service Level Default” means with respect to each Service Level during each measurement window relating thereto, a failure to meet (a) the minimum service level metric set out in Schedule B-1, or (b) the target service level metric set out in Schedule B-1 [***]. Only Service Level Defaults relating to CPIs will give rise to Service Level Credits.

“Service Level Matrix” means the specific Service Levels as set forth in Attachment B-1

6.	REPORTING AND NOTIFICATION

6.1 Reporting. Service Provider will provide to Customer, within [***], a report assessing Service Provider’s performance during such period(s) relative to each applicable Service Level. Service Provider will be responsible for providing all Service Level monitoring tools and provide Customer real-time access to information and tools to monitor performance on an ad-hoc basis (e.g., daily or weekly). Service Provider will timely notify Customer of any Service Level Default.

6.2 Notice and Investigation. Service Provider will promptly investigate and use commercially reasonable efforts to timely correct each failure to meet any Service Level by: (i) promptly initiating problem investigations; (ii) promptly reporting problems and findings to Customer; (iii) correcting problems and meeting or restoring Service Levels as soon as practicable; (iv) advising Customer of the root cause of problems and the status of remedial efforts being undertaken with respect to such problems; (v) providing reasonable evidence to Customer that the causes of such problems have been or will be corrected; and (vi) making written recommendations to Customer for improvements.

7.	SERVICE LEVEL ADJUSTMENTS

7.1 [***] Reviews. Within [***] after the Commencement Date, and at least [***] thereafter, or at either Party’s request, Service Provider and Customer will review the Service Levels and any proposed adjustments to them as appropriate pursuant to the Change Control Procedures and the other provisions of this Section 4. Except as otherwise provided below, any such adjustment must be mutually agreed to by the Parties as set forth in the Change Control Procedures.

7.2 Additions and Deletions of Service Levels. Customer may request the addition or deletion of Service Levels. Service Levels will be added or deleted only upon mutual agreement of the parties pursuant to the Change Control Procedures.

7.3 Changes to CPI Allocations; Promotions and Demotions. Once every [***] throughout the Term, Customer may (i) adjust the CPI Allocation for one or more CPIs, but no such adjustment will increase the CPI Allocation by more than [***] per adjustment for a particular CPI, or (ii) promote any KPI to a CPI (or demote any CPI to a KPI). Following any such reclassification or adjustment, the sum of the CPI Allocations will not exceed the Pool Percentage. Prior to making any such adjustments, Customer will discuss historical performance trends and issues with Service Provider and inform Service Provider the reasons for such adjustments.

7.4 Special Service Levels – Baselining and Adjustments. Certain Service Levels will be subject to a baselining process beginning on the Commencement Date and continuing for up to 6 months thereafter as expressly noted in the applicable Service Level Matrix (the “Baselining Period”). These Service Levels will be designated as “Type II Service Levels”. During the Baselining Period, no Service Level Credits will apply for Type II Service Levels and the Parties will review and discuss Service Provider’s performance and the applicable standard of performance that should apply for such Service Level going forward. If the Parties are unable to agree on such standard by the end of the Baselining Process, the Type II Service Level will automatically become a normal Service Level, the minimum Service Level standard of performance will be the average of the [***], the target Service Level Standard will be the average of the [***], and Service Level Credits will apply thereafter in accordance with the other provisions of this Schedule B.

7.5 Continuous Improvement. Certain Service Levels will be subject to continuous improvement as indicated in the applicable Service Level Matrix.

8.	SERVICE LEVEL CREDITS

8.1 Method of Calculation. If a Service Level Default occurs with respect to any CPI, Service Provider will promptly notify Customer and issue to Customer a Service Level Credit that equals:

[***]

Service Level Credits will not apply to the extent described in Section 10.1 of the Agreement. In no event will the amount of all Service Level Credits occurring in a period exceed, in total, the At-Risk Amount for that period (with any Service Level Credits for a longer measurement period prorated and equitably calculated in arrears if necessary for any calendar month to ensure that no monthly At-Risk-Amount is exceeded due to the combination of a monthly Service Level Credit and a quarterly or longer period Service Level Credit).

If a Service Level is measured on a monthly basis, the At-Risk Amount will be determined on a monthly basis. If a Service Level is measured on a quarterly or other basis, the At-Risk Amount will be determined based on Fees paid or payable over the applicable period but credited only during the month in which such failure arose.

8.2 Applying Service Level Credits to Invoices. Service Provider will apply the Service Level Credit against Fees otherwise payable to Service Provider in the subsequent invoice unless Customer has no invoices due to be issued within the subsequent [***], in which event Service Provider will pay to Customer the applicable Service Level Credit within [***] after the issuance of the report in which such Service Level Default occurred and Service Level Credit is calculated.

9.	SERVICE LEVEL TERMINATION EVENT

Repeated Service Levels Defaults as described in Section 19.1(a)(vi) of the Agreement will provide Customer the right to terminate.

SCHEDULE B-1

SERVICE LEVEL MATRIX

Service Level Name	Service Level Goal
[***]	[***]

SCHEDULE C

Fees and Fee Methodology

1.	OVERVIEW

1.1 General. This Schedule sets forth the Fees and describes the methodology for measuring and tracking the resources for calculating Fees and all other amounts payable to Service Provider for its performance relating to the Agreement.

1.2 Compensation. The Fees described in this Schedule, when aggregated with Customer reimbursed expenses expressly specified in the Agreement, fully compensate Service Provider for the resources and materials used to provide and receive the Services. No other amounts are payable by Customer, unless expressly agreed otherwise in writing. In addition, Service Provider acknowledges and agrees that Service Provider has completed all due diligence necessary to perform its obligations under this Agreement for the Fees specified in this Schedule. There will be no pricing assumptions in the subsidiary Schedules attached to this Schedule C, including subsidiary Schedules, and any such assumptions are null and void.

1.3 Reimbursable Expenses. Any reimbursable travel and lodging related expenses expressly authorized by Customer are subject to Customer’s then current Expense Reimbursement Policy, which will be made available upon request.

1.4 Fee Adjustments. The Fees set forth in this Schedule C apply during the Initial Term. Fees during any Renewal Term are to be determined in accordance with Section 2.2 of the Agreement.

2.	SERVICE FEES

2.1	[***] Fees.

The Fees for [***] are set forth in Attachment C-1.

2.2 Productivity Assurances. Service Provider will use commercially reasonable efforts to minimize [***]. The Parties will consider projects and process improvements to improve productivity and efficiency and reduce Fees. These projects and process improvements may be subject to gain sharing or other incentives.

3.	SUPPLEMENTAL CHARGEABLE SERVICES

From time-to-time Customer may request and Service Provider will provide supplemental New Services. Such Services may be separately charged at the hourly rates below or as otherwise agreed on a case-by-case basis, except to the extent such Service are otherwise required under this Agreement. Service Provider will not charge for such supplemental chargeable Services unless such charges are expressly authorized by Customer. Supplemental chargeable Services will be estimated by Service Provider and subject to the Change Control Process and/or New Service processes described in the Agreement, as applicable.

Additional agents required due to attrition after the initial Transition will not be chargeable.

* *

Attachment C-1

Fees for Services Delivered

1.	FULLY LOADED HOURLY FEE

(a) The Fee will be invoiced to Customer on a “Fully Loaded Hourly” basis, defined as time measured using Customer’s workforce management system [***].

(i) These definitions will be supplied to Service Provider by Customer, and will reflect industry standard definitions and best practices. Time spent is only to be invoiced when such time is reasonably related to the delivery of the Services. Time spent in the Activity States will not exceed shrinkage commitments agreed to between the Customer and the Service Provider, without prior written consent from the Customer.

(b) The Fully Loaded Hourly Basis price is applicable to [***].

(c) [***].

(d) The Fee structure will vary based on engaged Service Provider Locations, and using the Fully Loaded Hourly basis, will be as follows:

Price per logged in hour (excl. lunch)	[***]
[***]	[***]

2.	PRODUCTIVE HOUR FEE TBD

(a) UPDATED FEE STRUCTURE TO BE INTRODUCED AT A LATER STAGE

3.	NEW HIRE TRAINING AND ONGOING TRAINING

3.1	NEW HIRE TRAINING COSTS

(a) New Hire Training fees for newly recruited Service Provider Personnel are only applicable when the Service Provider is providing increased headcount requirements. Increased headcount is measured as an increase in the number of headcount Customer requires Service Provider to recruit month over month.

(b) Any cost incurred by new hire training activity for the purposes of backfilling headcount losses or replacing attrited Service Provider Personnel is to be burdened solely by the Service Provider.

(c) New Hire Training fees are applicable for the Customer-designated New Hire Training program duration, which consists of [***].

3.2	ONGOING TRAINING COSTS

(a) Ongoing Training will consist of (i) training activity to increase the skill level of Service Provider Personnel such that they may deliver a more complex level of the Services (for example, moving from the NonTrip line of business to the Trip line of business), or (ii) training activity created on ad hoc basis by Customer focused on upskilling specific behaviors, teaching new policies or procedures, or providing refresher training on existing policies or procedures.

(i) Ongoing Training fees to move Service Provider Personnel to a new line of business are applicable for the duration of the Customer-provided training program. (Ex: For Trip training, this consists of [***].)

4.	INVOICE CALCULATION AND SUPPORTING EVIDENCE

4.1	DATA SOURCE

(a) In producing invoices Service Provider will derive the data from Customer’s workforce management system of choice, currently [***]. Unless otherwise noted or explicitly agreed to by Customer, only data extracted from [***] will be considered valid in determining total fees. Customer will duly extract similar data from [***] to perform validation.

4.2	Supporting Evidence

(a) Service Provider will submit the raw data used to calculate the invoice, with detail at least down to the individual employee level.

(b) Service Provider is welcome to utilize any additional time tracking or resource tracking systems at their disposal, such as their own telephony switch, to use as validation in generating the raw data, which can be submitted to the Customer if Service Provider believes there to be a demonstrable and meaningful difference between the data sources. In the event of a reasonable delta in the data sources, Customer and Service Provider will work in good faith to determine the cause of the delta.

5.	INVOICE DETAIL

(a) Service Provider will provide line-item separation and detail on the invoices with at minimum the following degree of specificity: Production Hours, Overtime Hours, New Hire Training Hours, Ongoing Training Hours, any additional hours for separately agreed on purposes, any additional agreed upon activity hours, and any agreed upon reimbursable expenses.

SCHEDULE D

TRANSITION AND INITIAL TRAINING

[N/A]

SCHEDULE E

DISASTER RECOVERY AND BUSINESS CONTINUITY PLANS

1.	DEFINITIONS:

The following terms will have the meanings set forth below:

“Disaster” means an incident (including a Force Majeure Event) that significantly disrupts, or is likely to significantly disrupt:

(a)	Customer’s ability to receive; or

(b)	Service Provider’s ability to perform,

any of the Services (including interruption, destruction or other loss of operational capacity); and cannot be managed by the Service Provider within the context of normal operating procedures.

“Business Continuity Plan” means a plan which sets out the procedures to be adopted by the Service Provider in the event of a Disaster (including the procedures to be taken by the Service Provider in planning and providing for such an event), the Business Continuity Plan at the Effective Date being set out in Annex 1

2.	BUSINESS CONTINUITY

2.1     Service Provider shall:

(1) maintain, at its own cost, appropriate call center disaster recovery and business continuity measures including a Business Continuity Plan;

(2) periodically update and test the operability of such plan at least once during every [***];

(3) certify to Customer at least once during every [***] that the Business Continuity Plan is fully operational and

(4) implement the Business Continuity upon the occurrence of a Disaster.

Within [***] following the Commencement Date, the Parties will coordinate and integrate their respective disaster recovery and business continuity plans and testing as mutually agreed.

2.2     Each Business Continuity Plan developed by the Supplier must:

(a)     specify when the Business Continuity Plan is to be activated;

(b)     specify:

(i)	the steps to be taken to recover one or more Services;

(ii)	the Service Provider Personnel and other persons to be involved, and

(iii)	the communications to be implemented, when the Business Continuity Plan is activated

(c)     specify the training and testing required for the Business Continuity Plan;

(d)     include procedures to reduce the impact of a Disaster on the Services;

(e)     be specifically tailed for Customer; and

(f)     comply with Customer’s business continuity and disaster recovery plans related to the Services.

2.3     If a Disaster which is substantially caused by an act, error or omission of the Service Provider continues to prevent, hinder or delay performance of a material part of the Services for more than [***], Customer may terminate this Agreement in whole or in part with immediate effect.

SCHEDULE F

AUDITS

1.	AUDIT SCOPE, LIMITATIONS AND PROCEDURES

1.1	Authorized Auditors, Audit Access Rights and Audit Purposes.

(a) Service Provider will provide access in accordance with this Schedule F for the Audit Purposes (as defined below) during the Term and through the End Date, and for up to an additional [***] after the End Date (or such longer period required by regulators or taxing authorities) for regulatory, tax, and Fees-related audits to:

(i) Customer staff;

(ii) Customer’s internal and external auditors;

(iii) Customer’s authorized agents and representatives; and

(iv) Any regulatory or governmental authority to which Customer is required to provide the same.

The persons in (i) - (iv) above will be collectively referred to as the “Authorized Auditors.”

(b) Solely in relation to the Audit Purposes, Service Provider will provide each of the Authorized Auditors with (collectively, the “Audit Access Rights”):

(i) a right and license of reasonable access to Service Provider Locations and other sites from which Service Provider performs its obligations under the Agreement and the facilities of any Subcontractor;

(ii) access to the Customer Data held on any system, including all requested extracts from such systems regarding such Customer Data;

(iii) read-only electronic access to the problem records/tickets relating to the Services;

(iv) reasonable access to Service Provider Personnel and Subcontractors engaged in the provision of the Services, including for the purpose of providing reasonable assistance in understanding or interpreting information pertaining to any Audit Purpose; and

(v) the ability to carry out such audit functions by installing and operating audit software on Service Provider’s and its Subcontractors’ infrastructure and systems which are used to provide the Services; provided, however, that the costs (if any) for such audit software are borne by Customer, such software be virus-free and otherwise comply with Section 1.2(c) of this Schedule F. Service Provider will have the right to reasonably supervise anyone installing and/or operating audit software.

(c) The Authorized Auditors may use the Audit Access Rights for the following audit purposes (each, an “Audit Purpose” and collectively, the “Audit Purposes”):

(i) examine, evaluate and verify Service Provider’s compliance with the Agreement;

(ii) examine, evaluate and verify the integrity of Customer Data;

(iii) examine, evaluate and verify the systems that process, store, support and transmit the Customer Data;

(iv) examine, evaluate and verify the control points and other Service Provider internal controls, processes and procedures (e.g., financial controls, organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls) and the security, disaster recovery and back-up practices and procedures associated with the Services;

(v) examine, evaluate and verify Service Provider’s performance of the Services;

(vi) examine, evaluate and verify Service Provider’s reported performance against the applicable Service Levels;

(vii) examine, evaluate and verify the accuracy of Service Provider’s invoices to Customer; and

(viii) enable Customer to meet the regulatory, financial reporting, and other requirements imposed by applicable Laws.

(d) Service Provider and Customer will develop and agree upon an action plan to promptly address and resolve any deficiencies, concerns and/or recommendations arising out of any audit, and Service Provider, at its own expense, will undertake remedial action in accordance with such action plan and the dates specified therein.

1.2	Audit Limitations.

Notwithstanding anything in this Schedule F:

(a) Service Provider will not be obliged to provide (unless required by applicable Law):

(i) internal data of Service Provider generated in connection with the performance of Services but not reasonably related to its obligations under the Agreement;

(ii) Service Provider’s internal costs in providing the Services (except Pass-Through Expenses and any Fees charged on a cost or cost-plus basis);

(iii) any privileged or attorney work product information of Service Provider or its Affiliates, customers, Subcontractors or third parties; or

(iv) any confidential or proprietary information pertaining to Service Provider’s other customers that Service Provider is prohibited from disclosing;

(b) audits will occur not more than once each calendar year for each individual Audit Purpose relating to a particular segment of Customer’s business unless:

(i) agreed by the Parties;

(ii) required by Customer regulatory bodies or applicable Laws;

(iii) required by Customer’s external auditors or by a third party; or

(iv) upon discovery of any adverse results from a prior audit or other reasonable grounds for suspecting fraud or other illegal activity by Service Provider or its Subcontractors; and

(c) audits will not be permitted to the extent they materially interfere with Service Provider’s ability to perform the Services in accordance with the Service Levels, unless Customer relieves Service Provider from meeting the applicable Service Levels for the relevant audit activity period to the extent such obligations are hindered by the audit activity.

Notwithstanding anything in this Schedule F, if the Service Provider receives a request for information from any Regulators relating to the Services or an obligation of the Service Provider under this Agreement, it shall:

(a) unless the Regulators otherwise require, inform Customer promptly in writing and by phone following the agreed protocols;

(b) on receipt of a valid and enforceable law enforcement request, provide to Customer any information, records or data relating to the Services or an obligation of the Service Provider under this Agreement that the Regulators require to carry out their functions; cooperate with Customer to determine which information, records or data will be communicated to the law enforcement agency in question and obtain Customer’s approval before submitting the information, records or data (such approval not to be unreasonably withheld) to the law enforcement agency in question; and

(c) with the co-operation and prior approval (such approval not to be unreasonably withheld or delayed, but at the discretion of Customer, unless the exercise of such discretion puts the Service Provider in breach of Applicable Laws) provide the Regulators with all reasonable assistance and all reasonable access to its employees, premises, data and systems.

1.3	Service Provider Point of Contact.

Service Provider will nominate a contact person for each audit who will be the central communication point and organiser for the performance of Service Provider’s responsibilities under this Schedule F.

1.4	Customer Obligations.

Customer and the individual Authorized Auditors will at all times:

(a) provide reasonable notice to Service Provider, which will be no less than [***] (unless such notice period is inconsistent with an applicable Law or an agreement between Customer and the Authorized Auditor) identifying the applicable Authorized Auditor(s), applicable Audit Purpose(s), the audit location(s) and the audit date(s); provided, however, no such notice will be required where such notice would reasonably undermine the purpose of the audit (e.g., fraud investigation); and

(b) comply with reasonable security and other site regulations for the premises at which the audit activities are conducted.

2.	RECORDS AND ASSISTANCE

2.1	Record Maintenance and Availability.

Service Provider will, and will require that its applicable Subcontractors will:

(a) maintain accurate and complete records of and supporting documentation for all Fees, all Customer Data and all transactions, authorizations, reports, data or information created, collected, processed or stored by Service Provider in the performance of its obligations under this Agreement (the “Service Records”). Service Provider will ensure that such Service Records will be kept in accordance with generally accepted accounting standards, rules and principles and all Laws for each relevant jurisdiction; and

(b) Service Provider will retain the Service Records in accordance with applicable Laws and in compliance with Customer’s written record retention policy and as provided to Service Provider and as modified by Customer from time-to-time as a Mandatory Change.

2.2	Service Provider Assistance.

Service Provider will give all reasonable assistance to Customer and its Authorized Auditors in understanding or interpreting Service Provider’s records and performing audits hereunder.

3.	SSAE NO. 16 AND OTHER STANDARD AUDITS

3.1	General SSAE NO. 16 Audit.

(a) At Customer’s expense and request, Service Provider will cause a (i) SSAE No. 16 SOC 1 Type II, and/or (ii) either a SOC 2 or SOC 3 examination to occur at any of the Service Provider Locations and by Service Provider’s material subcontractors in accordance with this Section 3 (each a “SSAE Audit”). Each SSAE Audit will be consistent and comply with all AICPA standards for reporting on controls at service organizations and will be carried out by an independent appropriately qualified third party of Service Provider’s choosing.

(b) Service Provider will cause each SSAE Audit report concerning the Services for the prior [***] period to be issued to Customer at such time(s) as required for Customer to make its annual report or other necessary attestations or filings. Customer will be entitled to provide to third parties a copy of the SSAE Audit reports as necessary to evidence Customer’s internal control structure.

3.2	Supplemental Audit’s Requested by Customer.

(a) If requested by Customer in addition to the Service Provider SSAE NO. 16 Audit described above, Service Provider will conduct a Customer-specific PCI or control audit (e.g., with respect to certain internal control points unique to Customer or such other additional or specific procedures) or such other generally recognized Customer-specific audit [***] (the “Customer Supplemental Audit”) through Service Provider’s independent appropriately qualified third party auditor. The incremental third party auditor fees for such Customer Supplemental Audit will be borne by Customer and Service Provider will use commercially reasonable efforts to minimize such amounts. Customer will be entitled to provide to third parties a copy of such Customer Supplemental Audit report.

3.3 Exceptions. If any (a) SSAE Audit or Customer Supplemental Audit report identifies exceptions in the Service delivery environment or any Service Provider internal control that prevents an auditor from issuing an unqualified report, or (b) internal audit performed by Customer identifies exceptions in the Service delivery environment or any Service Provider internal control (each of (a) and (b), an “Exception”), then Service Provider will:

(i) promptly develop a plan and schedule for Service Provider to take all necessary corrective action to resolve the Exception;

(ii) present such corrective plan to Customer and adopt all reasonable comments from Customer; and

(iii) promptly implement such approved corrective plan and ensure that the Exception has been resolved.

3.4 Service Provider Financial Responsibility. Service Provider will be obligated to pay the costs, if any, for remedial actions necessary to correct Exceptions.

4.	SERVICE PROVIDER INTERNAL AUDITS AND CONTROL POINTS

4.1	Internal Audits.

If Service Provider (or any person on its behalf) conducts an audit of any aspect of its (or any applicable Subcontractor’s) operations (including any PCI or similar audit) applicable to the performance of the Services then:

(a) Service Provider will provide to Customer a summary, prepared by a third party auditor, of the sections of the audit report which relate to performance of the Services; and

(b) Service Provider will promptly take action to remedy any identified breach of its obligations under the Agreement or calculation of the Fees.

4.2	Internal Controls

Service Provider will develop and implement quality assurance and internal controls, including implementing tools and methodologies, to ensure that the Services are performed in an accurate and timely manner, in accordance with the Agreement. Without limiting the foregoing, Service Provider will:

(a) maintain a strong control environment in day-to-day operations;

(b) develop and execute a process to ensure regular internal control self-assessments are performed with respect to all Services and report the outcome of such self-assessments to Customer;

(c) maintain an internal audit function sufficient to monitor the processes and systems used to provide the Services (e.g., perform audits, track control measures, communicate status to management, drive corrective action, etc.); and

(d) provide to Customer a summary of audit activity performed, associated significant findings, status of follow-up activity, summary of control incidents (e.g., frauds, conflict of interest situations, etc.) and related corrective action, every [***].

5.	COST OF EXAMINATION

5.1 Service Provider Costs. Service Provider will bear its own costs related to its compliance with this Schedule F.

5.2 Customer Costs. Customer will bear its own costs and those of its Authorized Auditors for any audit or examination undertaken by them pursuant to this Schedule F, except as provided below.

5.3 Service Provider Over-Charges. If any audit or examination reveals that Service Provider’s invoices for the Services for the audited period are not correct for such period, Service Provider will promptly credit Customer for the amount of any such overcharges within [***]. In the event of an overcharge by Service Provider under this Agreement is in excess of [***] in any month subject to audit, Service Provider will reimburse Customer’s reasonable audit expenses incurred by Customer to identify such overcharge.

5.4 Service Provider Failures. To the extent any audit or examination exceed historical levels of effort or complexity and such additional levels of effort or complexity is attributable to Service Provider’s failure to comply with this Agreement, the additional costs and expenses arising from such Service Provider failure will be borne by Service Provider.

SCHEDULE G

INSURANCE

6.	GENERAL

Service Provider shall maintain and cause Service Provider’s subcontractors to maintain:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***]; and

(f)	[***].

7.	POLICIES.

If the insurance policy is written on a claims-made basis, Service Provider warrants that any retroactive date applicable to the policy precedes the Effective Date and that continuous coverage will be maintained or, an extended discovery period will be exercised, for a period of at least [***] beginning from the time that Services were completed. All insurance shall designate Customer, its affiliates, and each of their directors, officers and employees as additional insureds. All the foregoing insurance must be primary and non-contributory and required to respond and pay prior to any other insurance or self-insurance available. Customer shall be notified in writing at least [***] prior to cancellation of or any material change in the required policies. Insurance companies providing coverage under this Agreement must be rated [***].

8.	RISK OF LOSS.

Service Provider is responsible for the risk of loss of, or damage to, any property of Customer at a Service Provider Location, unless such loss or damage was caused by the acts or omissions of Customer. Customer is responsible for the risk of loss of, or damage to, any property of Service Provider at a Customer owned or controlled location, unless such loss or damage was caused by the acts or omissions of Service Provider or a Service Provider Personnel.

SCHEDULE H

AIRBNB IT REQUIREMENTS

FOR OUTSOURCED CONTACT CENTRE PROVIDERS

[***]

ATTACHMENT H-1

Security Requirements

[***]

ATTACHMENT H-2

Data Safeguards

[***]

SCHEDULE I

STANDARD CONTRACTUAL CLAUSES

(EU MODEL CLAUSES)

EUROPEAN COMMISSION

DIRECTORATE-GENERAL JUSTICE

Directorate C: Fundamental rights and Union citizenship

Unit C.3: Data protection

Commission Decision C(2010)593

Standard Contractual Clauses (processors)

For the purposes of Article 26(2) of Directive 95/46/EC for the transfer of personal data to processors established in third countries which do not ensure an adequate level of data protection

Name of the data exporting organisation: Airbnb Ireland UC

Address: 25/28 North Wall Quay, Dublin 1, Ireland

e-mail: [***]

Other information needed to identify the organisation:

Airbnb Ireland UC

(the data exporter)

And

Name of the data importing organisation: Teledirect Telecommerce (Philippines) Inc.

Address: 23F Robinsons Cyberscape Beta, Topaz and Ruby Roads, Ortigas Center, Pasig City, Philippines 1605

e-mail: [***]

Other information needed to identify the organisation:

Teledirect Telecommerce (Philippines) Inc

(the data importer)

each a “party”; together “the parties”,

HAVE AGREED on the following Contractual Clauses (the Clauses) in order to adduce adequate safeguards with respect to the protection of privacy and fundamental rights and freedoms of individuals for the transfer by the data exporter to the data importer of the personal data specified in Appendix 1.

Clause 1

Definitions

For the purposes of the Clauses:

(a)

‘personal data’, ‘special categories of data’, ‘process/processing’, ‘controller’, ‘processor’, ‘data subject’ and ‘supervisory authority’ shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data;

(b)	‘the data exporter’ means the controller who transfers the personal data;

(c)

‘the data importer’ means the processor who agrees to receive from the data exporter personal data intended for processing on his behalf after the transfer in accordance with his instructions and the terms of the Clauses and who is not subject to a third country’s system ensuring adequate protection within the meaning of Article 25(1) of Directive 95/46/EC;

(d)

‘the subprocessor’ means any processor engaged by the data importer or by any other subprocessor of the data importer who agrees to receive from the data importer or from any other subprocessor of the data importer personal data exclusively intended for processing activities to be carried out on behalf of the data exporter after the transfer in accordance with his instructions, the terms of the Clauses and the terms of the written subcontract;

(e)

‘the applicable data protection law’ means the legislation protecting the fundamental rights and freedoms of individuals and, in particular, their right to privacy with respect to the processing of personal data applicable to a data controller in the Member State in which the data exporter is established;

(f)

‘technical and organisational security measures’ means those measures aimed at protecting personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing.

Clause 2

Details of the transfer

The details of the transfer and in particular the special categories of personal data where applicable are specified in Appendix 1 which forms an integral part of the Clauses.

Clause 3

Third-party beneficiary clause

1.

The data subject can enforce against the data exporter this Clause, Clause 4(b) to (i), Clause 5(a) to (e), and (g) to (j), Clause 6(1) and (2), Clause 7, Clause 8(2), and Clauses 9 to 12 as third-party beneficiary.

2.

The data subject can enforce against the data importer this Clause, Clause 5(a) to (e) and (g), Clause 6, Clause 7, Clause 8(2), and Clauses 9 to 12, in cases where the data exporter has factually disappeared or has ceased to exist in law unless any successor entity has assumed the entire legal obligations of the data exporter by contract or by operation of law, as a result of which it takes on the rights and obligations of the data exporter, in which case the data subject can enforce them against such entity.

3.

The data subject can enforce against the subprocessor this Clause, Clause 5(a) to (e) and (g), Clause 6, Clause 7, Clause 8(2), and Clauses 9 to 12, in cases where both the data exporter and the data importer have factually disappeared or ceased to exist in law or have become insolvent, unless any successor entity has assumed the entire legal obligations of the data exporter by contract or by operation of law as a result of which it takes on the rights and obligations of the data exporter, in which case the data subject can enforce them against such entity. Such third-party liability of the subprocessor shall be limited to its own processing operations under the Clauses.

4.	The parties do not object to a data subject being represented by an association or other body if the data subject so expressly wishes and if permitted by national law.

Clause 4

Obligations of the data exporter

The data exporter agrees and warrants:

(a)

that the processing, including the transfer itself, of the personal data has been and will continue to be carried out in accordance with the relevant provisions of the applicable data protection law (and, where applicable, has been notified to the relevant authorities of the Member State where the data exporter is established) and does not violate the relevant provisions of that State;

(b)

that it has instructed and throughout the duration of the personal data processing services will instruct the data importer to process the personal data transferred only on the data exporter’s behalf and in accordance with the applicable data protection law and the Clauses;

(c)	that the data importer will provide sufficient guarantees in respect of the technical and organisational security measures specified in Appendix 2 to this contract;

(d)

that after assessment of the requirements of the applicable data protection law, the security measures are appropriate to protect personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing, and that these measures ensure a level of security appropriate to the risks presented by the processing and the nature of the data to be protected having regard to the state of the art and the cost of their implementation;

(e)	that it will ensure compliance with the security measures;

(f)

that, if the transfer involves special categories of data, the data subject has been informed or will be informed before, or as soon as possible after, the transfer that its data could be transmitted to a third country not providing adequate protection within the meaning of Directive 95/46/EC;

(g)

to forward any notification received from the data importer or any subprocessor pursuant to Clause 5(b) and Clause 8(3) to the data protection supervisory authority if the data exporter decides to continue the transfer or to lift the suspension;

(h)

to make available to the data subjects upon request a copy of the Clauses, with the exception of Appendix 2, and a summary description of the security measures, as well as a copy of any contract for subprocessing services which has to be made in accordance with the Clauses, unless the Clauses or the contract contain commercial information, in which case it may remove such commercial information;

(i)

that, in the event of subprocessing, the processing activity is carried out in accordance with Clause 11 by a subprocessor providing at least the same level of protection for the personal data and the rights of data subject as the data importer under the Clauses; and

(j)	that it will ensure compliance with Clause 4(a) to (i).

Clause 5

Obligations of the data importer1

The data importer agrees and warrants:

(a)

to process the personal data only on behalf of the data exporter and in compliance with its instructions and the Clauses; if it cannot provide such compliance for whatever reasons, it agrees to inform promptly the data exporter of its inability to comply, in which case the data exporter is entitled to suspend the transfer of data and/or terminate the contract;

(b)

that it has no reason to believe that the legislation applicable to it prevents it from fulfilling the instructions received from the data exporter and its obligations under the contract and that in the event of a change in this legislation which is likely to have a substantial adverse effect on the warranties and obligations provided by the Clauses, it will promptly notify the change to the data exporter as soon as it is aware, in which case the data exporter is entitled to suspend the transfer of data and/or terminate the contract;

(c)	that it has implemented the technical and organisational security measures specified in Appendix 2 before processing the personal data transferred;

[1]

Mandatory requirements of the national legislation applicable to the data importer which do not go beyond what is necessary in a democratic society on the basis of one of the interests listed in Article 13(1) of Directive 95/46/EC, that is, if they constitute a necessary measure to safeguard national security, defence, public security, the prevention, investigation, detection and prosecution of criminal offences or of breaches of ethics for the regulated professions, an important economic or financial interest of the State or the protection of the data subject or the rights and freedoms of others, are not in contradiction with the standard contractual clauses. Some examples of such mandatory requirements which do not go beyond what is necessary in a democratic society are, inter alia, internationally recognised sanctions, tax-reporting requirements or anti-money-laundering reporting requirements.

(d)	that it will promptly notify the data exporter about:

(i)

any legally binding request for disclosure of the personal data by a law enforcement authority unless otherwise prohibited, such as a prohibition under criminal law to preserve the confidentiality of a law enforcement investigation,

(ii)	any accidental or unauthorised access, and

(iii)	any request received directly from the data subjects without responding to that request, unless it has been otherwise authorised to do so;

(e)

to deal promptly and properly with all inquiries from the data exporter relating to its processing of the personal data subject to the transfer and to abide by the advice of the supervisory authority with regard to the processing of the data transferred;

(f)

at the request of the data exporter to submit its data processing facilities for audit of the processing activities covered by the Clauses which shall be carried out by the data exporter or an inspection body composed of independent members and in possession of the required professional qualifications bound by a duty of confidentiality, selected by the data exporter, where applicable, in agreement with the supervisory authority;

(g)

to make available to the data subject upon request a copy of the Clauses, or any existing contract for subprocessing, unless the Clauses or contract contain commercial information, in which case it may remove such commercial information, with the exception of Appendix 2 which shall be replaced by a summary description of the security measures in those cases where the data subject is unable to obtain a copy from the data exporter;

(h)	that, in the event of subprocessing, it has previously informed the data exporter and obtained its prior written consent;

(i)	that the processing services by the subprocessor will be carried out in accordance with Clause 11;

(j)	to send promptly a copy of any subprocessor agreement it concludes under the Clauses to the data exporter.

Clause 6

Liability

1.

The parties agree that any data subject, who has suffered damage as a result of any breach of the obligations referred to in Clause 3 or in Clause 11 by any party or subprocessor is entitled to receive compensation from the data exporter for the damage suffered.

2.

If a data subject is not able to bring a claim for compensation in accordance with paragraph 1 against the data exporter, arising out of a breach by the data importer or his subprocessor of any of their obligations referred to in Clause 3 or in Clause 11, because the data exporter has factually disappeared or ceased to exist in law or has become insolvent, the data importer agrees that the data subject may issue a claim against the data importer as if it were the data exporter, unless any successor entity has assumed the entire legal obligations of the data exporter by contract of by operation of law, in which case the data subject can enforce its rights against such entity.

The data importer may not rely on a breach by a subprocessor of its obligations in order to avoid its own liabilities.

3.

If a data subject is not able to bring a claim against the data exporter or the data importer referred to in paragraphs 1 and 2, arising out of a breach by the subprocessor of any of their obligations referred to in Clause 3 or in Clause 11 because both the data exporter and the data importer have factually disappeared or ceased to exist in law or have become insolvent, the subprocessor agrees that the data subject may issue a claim against the data subprocessor with regard to its own processing operations under the Clauses as if it were the data exporter or the data importer, unless any successor entity has assumed the entire legal obligations of the data exporter or data importer by contract or by operation of law, in which case the data subject can enforce its rights against such entity. The liability of the subprocessor shall be limited to its own processing operations under the Clauses.

Clause 7

Mediation and jurisdiction

1.

The data importer agrees that if the data subject invokes against it third-party beneficiary rights and/or claims compensation for damages under the Clauses, the data importer will accept the decision of the data subject:

(a)	to refer the dispute to mediation, by an independent person or, where applicable, by the supervisory authority;

(b)	to refer the dispute to the courts in the Member State in which the data exporter is established.

2. The parties agree that the choice made by the data subject will not prejudice its substantive or procedural rights to seek remedies in accordance with other provisions of national or international law.

Clause 8

Cooperation with supervisory authorities

1.	The data exporter agrees to deposit a copy of this contract with the supervisory authority if it so requests or if such deposit is required under the applicable data protection law.

2.

The parties agree that the supervisory authority has the right to conduct an audit of the data importer, and of any subprocessor, which has the same scope and is subject to the same conditions as would apply to an audit of the data exporter under the applicable data protection law.

3.

The data importer shall promptly inform the data exporter about the existence of legislation applicable to it or any subprocessor preventing the conduct of an audit of the data importer, or any subprocessor, pursuant to paragraph 2. In such a case the data exporter shall be entitled to take the measures foreseen in Clause 5 (b).

Clause 9

Governing Law

The Clauses shall be governed by the law of the Member State in which the data exporter is established, namely the Republic of Ireland.

Clause 10

Variation of the contract

The parties undertake not to vary or modify the Clauses. This does not preclude the parties from adding clauses on business related issues where required as long as they do not contradict the Clause.

Clause 11

Subprocessing

1.

The data importer shall not subcontract any of its processing operations performed on behalf of the data exporter under the Clauses without the prior written consent of the data exporter. Where the data importer subcontracts its obligations under the Clauses, with the consent of the data exporter, it shall do so only by way of a written agreement with the subprocessor which imposes the same obligations on the subprocessor as are imposed on the data importer under the Clauses. Where the subprocessor fails to fulfil its data protection obligations under such written agreement the data importer shall remain fully liable to the data exporter for the performance of the subprocessor’s obligations under such agreement.

2.

The prior written contract between the data importer and the subprocessor shall also provide for a third-party beneficiary clause as laid down in Clause 3 for cases where the data subject is not able to bring the claim for compensation referred to in paragraph 1 of Clause 6 against the data exporter or the data importer because they have factually disappeared or have ceased to exist in law or have become insolvent and no successor entity has assumed the entire legal obligations of the data exporter or data importer by contract or by operation of law. Such third-party liability of the subprocessor shall be limited to its own processing operations under the Clauses.

3.

The provisions relating to data protection aspects for subprocessing of the contract referred to in paragraph 1 shall be governed by the law of the Member State in which the data exporter is established, namely the Republic of Ireland.

4.

The data exporter shall keep a list of subprocessing agreements concluded under the Clauses and notified by the data importer pursuant to Clause 5 (j), which shall be updated at least once a year. The list shall be available to the data exporter’s data protection supervisory authority.

Clause 12

Obligation after the termination of personal data processing services

1.

The parties agree that on the termination of the provision of data processing services, the data importer and the subprocessor shall, at the choice of the data exporter, return all the personal data transferred and the copies thereof to the data exporter or shall destroy all the personal data and certify to the data exporter that it has done so, unless legislation imposed upon the data importer prevents it from returning or destroying all or part of the personal data transferred. In that case, the data importer warrants that it will guarantee the confidentiality of the personal data transferred and will not actively process the personal data transferred anymore.

2.

The data importer and the subprocessor warrant that upon request of the data exporter and/or of the supervisory authority, it will submit its data processing facilities for an audit of the measures referred to in paragraph 1.

On behalf of the data exporter:

Name (written out in full): Alan Maher

Position: Alternate Director, for and on behalf of Eoin Hession, Director

Address: 25/28 North Wall Quay, Dublin 1, Ireland

Other information necessary in order for the contract to be binding (if any):

Signature	/s/ Alan Maher

(stamp of organisation)

On behalf of the data importer:

Name (written out in full): Laurent Junique

Position: CEO

Address: 23F Robinsons Cyberscape Beta, Topaz and Ruby Roads, Ortigas Center, Pasig City,

Philippines 1605 Other information necessary in order for the contract to be binding (if any):

Signature	/s/ Laurent Junique

(stamp of organisation)

APPENDIX 1 TO THE STANDARD CONTRACTUAL CLAUSES

This Appendix forms part of the Clauses and must be completed and signed by the parties.

The Member States may complete or specify, according to their national procedures, any additional necessary information to be contained in this Appendix.

Data exporter

The data exporter is (please specify briefly your activities relevant to the transfer): Airbnb Ireland UC, a platform that connects host and guests seeking accommodations and travel experiences.

Data importer

The data importer is (please specify briefly activities relevant to the transfer): Teledirect Telecommerce (Philippines) Inc., a business processing outsource center providing contact centre services.

Data subjects

The personal data transferred concern the following categories of data subjects (please specify): basic subscriber information, payment information and messages between hosts and guests.

Categories of data

The personal data transferred concern the following categories of data (please specify): basic subscriber information, payment information and messages between hosts and guests.

Special categories of data (if appropriate)

The personal data transferred concern the following special categories of data (please specify): N/A

Processing operations

The personal data transferred will be subject to the following basic processing activities (please specify):

Processing personal data in connection with providing customer service support for the Data Exporter’s users.

DATA EXPORTER
Name: Airbnb Ireland UC
Authorised Signature	/s/ Alan Maher

DATA IMPORTER
Name: Teledirect Telecommerce (Philippines) Inc.
Authorised Signature	/s/ Laurent Junique

APPENDIX 2 TO THE STANDARD CONTRACTUAL CLAUSES

This Appendix forms part of the Clauses and must be completed and signed by the parties. Description of the technical and organisational security measures implemented by the data importer in accordance with Clauses 4(d) and 5(c) (or document/legislation attached):

Please see Schedule H above – “Airbnb IT Requirements for Outsourced Contact Centre Providers”, in particular the Attachment H-1 and the Attachment H-2.

ILLUSTRATIVE INDEMNIFICATION CLAUSE

Liability

The parties agree that if one party is held liable for a violation of the clauses committed by the other party, the latter will, to the extent to which it is liable, indemnify the first party for any cost, charge, damages, expenses or loss it has incurred.

Indemnification is contingent upon:

(a)	the data exporter promptly notifying the data importer of a claim; and

(b)	the data importer being given the possibility to cooperate with the data exporter in the defence and settlement of the claim.

Schedule H

Social Media Guidelines

[***]

Schedule A – PART 2

STATEMENT OF WORK B – QUALITY BACK OFFICE MANILA

This Schedule A - Part 2 is made between (a) Airbnb Ireland Unlimited Company (registration no.:51I825), an Irish company, having its address at 25128 North Wall Quay, Dublin l, Ireland DOIH104 (“Customer” or “Airbnb”) and (b) Teledirect Telecommerce (Philippines) Inc., 23F Robinsons Cyber-a-ape Beta. Topaz and Ruby Roads. (Mises Center, Pasig City, Philippines 1605 (“Service Provider”). It is made pursuant to and incorporates the master services agreement (“MSA”) effective as of 1 June 2017 and made between the same parties.

Overview

General Description of Services	Performing Quality Back Office. Such Services involve: a) Performing touchpoint monitoring on a statistically valid sample of customer interactions for all Airbnb partner sites; and b) Completion of root cause analysis of the Airbnb customer satisfaction survey responses. The Services include providing monthly Quality trending and continuous improvement analysis to the business. The services include weekly calibration with Airbnb nod other partner sites to improve calibration results. Full details of the program can be found here.

Service Provider Location(s) and Hours of Operation	See Attachment A Part 2-1

Service Provider Personnel and Key Positions	See Attachment A Part 2-2

Headcount Requirements Volume / Forecasting	See Attachment A Part 2-3

Service Level Methodology	See Attachment A Part 2-4

Fees and Methodology	See Attachment A Part 2-5

Quality Back Office Specific Provisions	See Attachment A Part 2-6

Subcontractors (if any)	n/a

Approved Subcontractors	n/a

The parties have entered into this Schedule A Part 2 by their authorised representatives.

/s/ Alan Maher	/s/ Ricart Valvekens
Alan Maher Alternative Director for and on behalf of Eion Hession, Director for and on behalf of Airbnb Ireland Unlimited Company 5/24/2018	Ricart Valvekens Title: Country Di rector For and on behalf of Teledirect Telecommerce (Philippines) Inc. 5/31/2018

ATTACHMENT A PART 2-1

SERVICE PROVIDER LOCATION(S) AND HOURS OF OPERATIONS

1.	SERVICE PROVIDER LOCATIONS IN SCOPE FOR THIS AGREEMENT

1.1	Teledirect Manila

(a)	Robinson Cyberscape Beta, Ruby Rd. Orligas Center. Pion/ 1605 Metro Manila, Philippines

2.	HOURS OF OPERATIONS

(a) All Service Provider locations will be capable of operating 24/7/365

(b) The Customer and Service Provider will agree on the hours of operations for the Service Provider’s location(s).

ATTACHMENT A PART 2-2

SERVICE PROVIDER PERSONNEL AND KEY POSITIONS

1.	MINIMUM QUALIFICATIONS FOR SERVICE PROVIDER PERSONNEL

1.1.	Training

(a) The Services are to be performed, at minimum, by Service Provider Personnel who have been trained in accordance with Customer training standards, which will be provided to Service Provider by Customer.

(b) The deployment and use of Customer’s training standards will be validated, updated, and monitored for adherence by the Customer.

(c) All training materials or other documentation required by Airbnb for training purposes shall be approved by the relevant Airbnb point of contact, before shared and used by the Service Provider to train any Service Provide Personnel.

1.2.	Background checks and credentials

(a) No Service Provider Personnel shall access Customer Data or be assigned to provide the Services unless and until said personnel satisfactorily completes (i) a verified credentials background check. and (ii) the Verified II) process available on the Customer’s web platform (www.Airbnb.com) using a government issued identification. Service Provider Personnel may not use the “personal questions” function of the Verified ID process in lieu of a government issued ID.

(b) The Verified ID process is available at Www.Aitbetb.com to every Airbnb account holder. Prior to providing Services, Service Provider Personnel shall (i) Create accounts at www.Airbob.com, (ii) agree to the terms of service thereof, and (iii) follow the instructions therein to complete the Verified ID process by uploading valid government-issued identification. For the avoidance of doubt, Service Provider Personnel may not complete the Verified II) process using only personal information despite the appearance of such an option on the Airbnb platform.

(c) The Customer, as part of its internal trust and safety mechanisms and in accordance with applicable law, will complete its own independent ID verification mechanism from time to time on Service Provider Personnel at Customer’s sole cost. Unsuccessful satisfaction of this ID verification mechanism will result in Customer requiring the Service Provider to remove the personnel from the Customer’s line of business.

(d) Service Provider Personnel with a background check result free of any felony, financial crime, crime of dishonesty or moral turpitude, or violent crime, may be assigned to provide Services for Customer. Any Service Provider Personnel who has committed a misdemeanour may be assigned to provide Services for Customer upon Customer’s written approval.

(e) For Service Provider Personnel at Service Provider locations in the Philippines. if any. said personnel may not provide the Services without satisfactory completion of a Background Verification as define below and provision of an up to date NBI Clearance Certificate.

(f) A background Verification means a third-party background check administered by the Service Provider that includes: residential verification, verification of educational attainment, not less than three character references, a criminal history check, a medical exam, anti a financial/credit check.

(g) The Service Provider shall bear the cost of all background checks.

1.3.	Access to Customer Data and Physical Security Requirements

(a) Without limitation to the provisions of the Agreement and the Schedules, Service Provider Personnel shall (i) access Customer Data. including, but not limited to information available on Customer’s platform or provided by Hosts, Guests, or Users, only as required by Customer, Hosts, Guests, or Users and in accordance with Customer’s training and the Agreement, and (ii) edit, delete, or otherwise modify such Customer Data only in accordance with Customer’s training and the Agreement. Service Provider shall immediately remove and, subject to applicable law, terminate any Service Provider Personnel who violates the obligations of this paragraph.

(b) Service Provider shall remove any Service Provider Personnel’s access to Customer Data immediately upon request by Customer for any or no reason and at Customer’s sole and absolute discretion.

(c) Service Provider Personnel shall be located in a secure area (“Airbnb Area”). fully separated from other personnel of the Service Provider providing services to third parties. The Airbnb Area shall be gated and accessible only by Service Provider Personnel. In addition to the obligations of the Service Provider under Clause 12 of the Agreement, which require the Service Provider to ensure at all times that there shall be no exchange of any information with personnel of the Service Provider providing services to third-parties, the Service Provider shall inform Airbnb immediately if it intends to transfer to the Airbnb account any of its personnel who settles services to any third parties.

2.	SERVICE PROVIDER PERSONNEL. AND KEY POSITIONS AND COMMITMENTS

2.1.	Supplying support staff

(a) The Service Provider will supply Service Provider Personnel and Service Provider Personnel in Key Positions in quantities and ratios adequate to provide for the acceptable standard and continued improvement of Service Levels and other outcomes and key results defined by the Customer.

(b) The Service Provider will establish a minimum commitment to the ratios of Service Provider Personnel along with any other support staff they will implement to ensure successful performance outcomes and achievement against Service Level targets.

(c) The Service Provider will invest in and establish additional Service Provider Personnel and Service Provider Personnel in Key Positions above and beyond the minimum commitment when Customer deems Service Provider performance unsatisfactory and will provide such additional support position investment until performance becomes both acceptable and sustainable over a term agreed between Service Provider and Customer.

(d) For the purposes of this Agreement, the Service Provider will minimally commit to the following ratios of Service Provider Personnel and Service Provider Personnel in Key Positions to those employees delivering the Services:

Service Provider Personnel In Key Positions	Quality Back Office Ratio
[***]	[***]

ATTACHMENT A PART 2-3

HEADCOUNT REQUIREMENTS AND VOLUME/FORECASTING

1.	HEADCOUNT REQUIREMENTS AND STAFFING LEVELS

1.1.	Establishing headcount

(a) The Customer and Service Provider agree on the total number of Service Provider Personnel required to complete the Services. The total number of personnel in any month shall remain steady at the agreed upon FIE count. The available number of personnel to be provided by Service Provider will be determined by Customer in cooperation with the Service Provider, on the basis of Customer’s business requirements, business seasonality or needs. Service levels are not applicable for the back-office team.

(b) The Service Provider is responsible for all recruitment strategies, hiring activities, and costs associated with recruiting the agreed total number of Service Provider Personnel.

(c) Service Provider will maintain Customer’s master roster data on all relevant headcount trackers and other sources relevant to tracking total number and specific information about Service Provider Personnel at a minimum on a [***] basis.

1.2.	Headcount requirements

(a) Customer will establish a Staffing Accuracy, Headcount Accuracy, and/or Scheduling Accuracy/Attainment performance goals (each as defined in the table below) which the Service Provider will be required to adhere to, on agreement from both parties. The Customer and Service Provider will meet to review and agree to these goals on a [***] basis at minimum:

Measurements	Definitions
[***]	[***]

(b) If Customer requests that Service Provider accommodate short term or unplanned volume increases or changes, the Service Provider agrees to use all commercially reasonable resources to support the request. Customer may be charged specific fees pursuant to efforts to fulfil the request, including overtime hours or other wage impacts. on agreement from both parties.

(c) The headcount requirement measurements will be monitored by Customer on, at minimum, a [***] basis, and will be considered an element of performance management, the Service Provider shall adhere to. Repeated failure to achieve the headcount requirement measurements will result in any available remedies contained in this Agreement.

ATTACHMENT A PART 2 -4

SERVICE LEVEL METHODOLOGY

1.	OVERVIEW

THIS Attachment arts forth the Service Levels, which Service Provider will provide, the procedures applicable to such Service Levels. and the formula for calculation of Service Level Credits. All Service Levels. Service Level Credits. and related information will be measured, reported, and calculated on a calendar month basis immediately following the applicable Commencement Date, unless expressly stated otherwise in this Attachment.

2.	DEFINITIONS

(a)	The following defined terms will have the meanings set forth below:

“At-Risk Amount” means an amount equal to [***] of the aggregate Fees for the applicable measurement period during which a Service Level Default of occurs.

“CPI” or “Critical Performance Indicator” means a Service Level designated as such in Appendix no.1 to or pursuant to this Attachment.

“CPI Allocation” means the portion of the Pool Percentage assigned by Customer to a CPI.

“Pool Percentage” means [***].

“Service Level means the performance standards set out in Attachment, including CPIs. Key Performance Indicators (“KPIs”), and General Performance Indicators (“GPIs”).

“Service Level Credit” means the credit due from Service Provider to Customer for a Service Level Default of a CPI as determined below. The total Service Level Credits will not exceed the At-Risk Amount.

“Service Level Default” means with respect to each Service Level during each measurement window relating thereto, a failure at any Service Provider location to meet (a) the minimum service level metric set out in this Attachment, VT (b) the target service level metric set out in this Attachment [***]. Only Service Level Defaults relating to CPIs will give rise to Service Level Credits. A Service Level Default is specific to the Service Provider location where the Service Level Default occurs [***] and any Service level Credit will likewise be specific to that location and the applicable aggregate fees related to that location.

“Service Level Matrix” means the specific Service Levels as set forth in Appendix no.1 to this Attachment

3.	REPORTING AND NOTIFICATION

3.1.

Reporting. Service Provider will provide to Customer, within [***], a report assessing Service Provider’s performance during such period(s) relative to each applicable Service Level. Service Provider will be responsible for providing all Service Level monitoring tools and provide Customer real-time access to information and tools to monitor performance on an ad-hoc basis (e.g., daily or weekly). Service Provider will timely notify Customer of any Service Level Default.

3.2.

Notice and Investigation. Service Provider will promptly investigate and use commercially reasonable efforts to timely correct each failure to meet any Service Level by: (i) promptly initiating problem investigations; (ii) promptly reporting problems and findings to Customer; (iii) correcting problems and meeting or restoring Service Levels as soon as practicable; (iv) advising Customer of the root cause of problems and the status of remedial efforts being undertaken with respect to such problems; (v) providing reasonable evidence to Customer that the causes of such problems have been or will be corrected; and (vi) making written recommendations to Customer for improvements.

4.	SERVICE LEVEL ADJUSTMENTS

4.1.

[***] Reviews. Within [***] after the Commencement Date and at least [***] thereafter, or at either Party’s request, Service Provider and Customer will review the Service Levels and any proposed adjustments to them as appropriate pursuant to the Change Control Procedures and the other provisions of this Section 4. Except as otherwise provided below, any such adjustment must be mutually agreed to by the Parties as set forth in the Change Control Procedures.

4.2.

Additions and Deletions of Service Levels. Customer may request the addition and deletion of Service Levels. Service Levels will be added or deleted only upon mutual agreement of the parties pursuant to the Change Control Procedures.

4.3.

Changes to CPI Allocations; Promotions and Demotions Once every [***] throughout the Term, Customer may (i) adjust the CPI Allocation for one or more CPIs, but no such adjustment will increase the CPI Allocation by more than [***] per adjustment for a particular CPI, or (ii) promote any KPI to a CPI (or demote any CPI to a KPI). Following any such reclassification or adjustment, the sum of the CPI Allocations will not exceed the Pool Percentage Prior to making any such adjustments. Customer will discuss historical performance trends and issues with Service Provider and inform Service Provider the reasons for such adjustments.

4.4.

Special Service Levels — Baselining and Adjustments. Certain Service Levels will be subject to a baselining process beginning on the Commencement Date and continuing for up to [***] thereafter as expressly noted in the applicable Service Level Matrix (the “Baselining Period”). These Service Levels will be designated as “Type II Service Levels”. During the baselining Period, no Service Level Credits will apply for Type II Service Levels and the Parties will review and discuss Service Provider’s performance and the applicable standard of performance that should apply for such Service Level going forward. If the Parties are unable to agree on such standard by the end of the Baselining Process, the Type II Service Level will automatically become a normal Service Level, the minimum Service Level standard of performance will be the average of the [***], the target Service Level Standard will be the average of the [***]. and Service Level Credits will apply thereafter in accordance with the other provisions of this Attachment.

4.5.	Continuous Improvement. Certain Service Levels will be subject to continuous improvement as indicated in the applicable Service Level Matrix.

5.	SERVICE LEVEL CREDITS

5.1

Method of Calculation. TBD. The Customer will review the current Service Level performance of both Service Provider and Enterprise Average when defining the calculations to ensure targets arc appropriate.

5.2

Applying Service Level Credits to Invoices. Service Provider will apply the Service Level Credit against Fees otherwise payable to Service Provider in the subsequent invoice unless Customer has no invoices due to be issued within the subsequent [***] in which event Service Provider will pay to Customer the applicable Service Level Credit within [***] after the issuance of the report in which such Service Level Default occurred and Service Level Credit is calculated.

6.	SERVICE LEVEL TERMINATION EVENT

Repeated Service Levels Defaults as described in Section 19.1(a)(vi) of the Agreement will provide Customer the right to terminate.

APPENDIX No. 1 To ATTACHMENT A PART 2-4

SERVICE LEVEL MATRIX

Service Level Name	Service Level Goal
[***]	[***]

ATTACHMENT A PART 2 -5

FEES AND METHODOLOGY

1.	OVERVIEW

1.1.

General. This Schedule sets forth the Fees and describes the methodology for measuring and tracking the resources for calculating Fees and all other amounts payable to Service Provider for its performance relating to the Agreement.

1.2.

Compensation. The Fees described in this Schedule, when aggregated with Customer reimbursed expenses expressly specified in the Agreement. fully compensate Service Provider for the resources and materials used to provide and receive the Services. No other amounts are payable by Customer, unless expressly agreed otherwise in writing. In addition, Service Provider acknowledges and agrees that Service Provider has completed all due diligence necessary to perform its obligations under this Agreement for the Fees specified in this Schedule. There will be no pricing assumptions in the subsidiary Schedules attached to this Schedule C. including subsidiary Schedules, and any such assumptions are null and void.

1.3.

Reimbursable Expenses. Any reimbursable travel and lodging related expenses expressly authorized by Customer are subject to Customer’s then current Expense Reimbursement Policy, which will be made available upon request.

1.4.	Fee Adjustments. The Fees set forth in this Schedule C apply during the Initial Term. Fees during any Extension are to be determined in accordance with Section 2.2 of the Agreement.

2.	SERVICE FEES

2.1.	[***] Fees.

The Fees for [***] are set forth in Appendix No. 1 to this Attachment.

2.2.

Productivity Assurances. Service Provider will use commercially reasonable efforts to minimize [***]. The Parties will consider projects and process improvements to improve productivity and efficiency and reduce Fees. These projects and process improvements may be subject to gain sharing or other incentives.

3.	SUPPLEMENTAL CHARGEABLE SERVICES

From time-to-time Customer may request and Service Provider will provide supplemental New Services. Such Services may be separately charged at the hourly rates below or as otherwise agreed on a case-by-case basis, except to the extent such Service are otherwise required under this Agreement. Service Provider will not charge for such supplemental chargeable Services unless such charges are expressly authorized by Customer. Supplemental chargeable Services will be estimated by Service Provider and subject to the Change Control Process and/or New Service processes described in the Agreement, as applicable.

Additional agents required due to attrition after the initial Transition will not be chargeable.

APPENDIX NO 1 TO ATTACH MINI A PART 2-5

Fees for Services Delivered

1.	PRODUCTIVE HOUR FEE

(a) The Fee will be invoiced to Customer on a “Logged Dour” basis, defined as [***].

Time spent is only to be invoiced when such time is reasonably related to the delivery of the Services. Time spent not related to the delivery of Services should not be billed to the Customer.

(b) The Fee structure will vary based on number of headcount required and using the logged hour fee basis, will be as follows:

Rate Level FTE	[***]
[***]	[***]

2.	NEW HIRE TRAINING AND ONGOING TRAINING

2.1	NEW HIRE TRAINING COSTS

(a) New Hire Training fees for newly recruited Service Provider Personnel are only applicable when the Service Provider is providing increased headcount requirements. Increased headcount is measured as an increase in the number of headcount Customer requires Service Provider to recruit month over month.

(b) Any cost incurred by new hire training activity for the purposes of backfilling headcount losses or replacing attrited Service Provider Personnel is to be burdened solely by the Service Provider.

(c) New Hire Training fees are applicable for the Customer-designated New Hire Training program duration, which consists of [***].

2.2	ONGOING TRAINING COSTS

(a) Ongoing Training will consist of (i) training activity to increase the skill level of Service Provider Personnel such that they may deliver a more complex level of the Services (for example. moving from the proactive line of business to the reactive line of business), or (ii) training activity created on ad hoc basis by Customer focused on upskilling specific behaviours, teaching new policies or procedures, or providing refresher training on existing policies or procedures.

Ongoing Training fees to move Service Provider Personnel to a new line of business arc applicable for the duration of the Customer-provided training program. (Ex: For Online/Offline training, this consists of [***].)

3.	INVOICE CALCULATION AND SUPPORTING EVIDENCE

3.1	DATA SOURCE

(a) In producing invoices Service Provider will derive the data from Service Provider’s attendance database. Unless otherwise noted or explicitly agreed to by Customer, only data extruded from the Service Provider’s attendance database will be considered valid in determining total fees.

3.2	Supporting Evidence

(a) Service Provider will submit the raw data used to calculate the invoice, with detail at least down to the Individual employee level.

(b) Service Provider is welcome to utilize any additional time tracking or resource tracking systems at their disposal, such as their own telephony switch, to use as validation in generating the raw data, which can be submitted to the Customer if Service Provider believes there to be a demonstrable and meaningful difference between the data sources. In the event of a reasonable delta in the data sources, Customer and Service Provider will work in good faith to determine the cause of the delta.

4.	INVOICE DETAIL

Service Provider will provide line-item separation and detail on the invoices with at minimum the following degree of specificity: Agent attendance, Production Hours. Overtime Hours, New Hire Training Hours, Ongoing Training Hours, any additional hours for separately agreed on purposes, any additional agreed upon activity hours, and any agreed upon reimbursable expenses.

ATTACHMENT A PART 2-6

QUALITY BACK OFFICE SPECIFIC PROVISIONS

In addition to the general provisions of this Schedule, the following requirements will apply to the provisions of Services related to Quality Back Office Matters:

1)

All Quality Back Office personnel are not permitted to discuss the other partner sites that they are monitoring to other personnel outside, of the Quality Back Office team. Failure to follow this policy is subject to progressive discipline and removal from the Airbnb campaign.

2)	All Quality Back Office personnel should be sitting in the same section of the Airbnb Area, as far as possible front common areas. shared-break areas, and more high traffic areas.

3)	All Quality Back Office Personnel are required to successfully pass Quality certification as part of their Quality onboarding.

4)

The Service Provider will not allow Service Provider Personnel that is not approved to be assigned to the Quality Back Office Team, without written consent by Quality Management to access projects, discussions, workflows, tickets, training materials and other documents related to Quality.